FILED PURSUANT TO RULE 424(b)
SEC REGISTRATION NO. 333 - 134852

PROSPECTUS	AUGUST 7, 2007

PLAYBOX (US) INC.
a Nevada Corporation

9,850,139 SHARES OF COMMON STOCK

This prospectus relates to the resale of up to 9,850,139 shares of common stock of PlayBOX (US) Inc. that may be offered and sold, from time to time, by the selling stockholders identified in this prospectus. These shares were issued in four separate private transactions described in this prospectus under “Selling Stockholders.”

Our common stock is not presently traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We anticipate seeking sponsorship for the trading of our common stock on the National Association of Securities Dealers OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. The selling stockholders are required to sell our shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board or are listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from this offering.

The purchase of the securities offered through this prospectus involves a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 5 through 11 before buying any of our shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

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SUMMARY

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common stock. All dollar amounts refer to US dollars unless otherwise indicated.

OUR BUSINESS

We are engaged in the business of commercializing an on-line, Internet based music application known as the PlayBOX music application. The PlayBOX music application is a set of computer software applications that enable artists and content owners to establish their own music downloading or hosting services that are accessible by listeners via the Internet. We have targeted unsigned music acts and small- to medium-sized record labels as the potential customer base for the PlayBOX music application. The PlayBOX music application is able to provide artists and content owners with a range of services which incorporate the latest MP3 and Windows Multimedia music formats.

Our PlayBOX online music application consists of four dynamic interfaces, namely White Label, Aggregator, Bespoke and Jukebox, that provide an interface between artists and content owners and their listeners via the Internet. The White Label interface provides artists way to offer their music for sale to listeners via the Internet by enabling them to download individual songs either directly from our website or from the artist’s own website. The Aggregator interface allows small- to medium-sized record labels with a music catalogue of at least 50 tracks who wish to sell their tracks via an online downloading store with e-commerce, tracking, reporting and billing functions built in. The interface can be operated as a stand-alone website, or can be integrated into the client’s existing website. The Bespoke interface allows our team of experienced web designers to create specialized interfaces for particular clients with unique needs and requirements quickly and cheaply. Finally, our PlayBOX Jukebox interface provides music listeners with a unique way to listen to their music and to manage their music collections visually on their personal computer. The PlayBOX Jukebox also lets users submit their personal ratings of the music they have stored on the Jukebox, and the Jukebox can even recommend other music that will match the user’s taste.

We also offer a number of services to supplement these interfaces such as hosting, streaming, e-commerce and digital rights management (DRM). We pool these services together to offer potential customers a cost-effective and professional platform on which to sell and promote their music products.

We have completed the development of the PlayBOX online music application. However, we have only commenced the process of commercializing our technology. While we have achieved initial sales, these sales cannot be viewed as significant in relation to our operating expenses. Accordingly, we are in the development stage of our business. Further, we will require additional financing in order to complete commercialization of our PlayBOX online music application.

We were incorporated as Boyd Holdings Inc. on April 1, 2005 under the laws of the State of Nevada. We conduct our business operations in the United Kingdom through PlayBOX Media Limited (“PlayBOX UK”), our wholly owned subsidiary. PlayBOX UK is a company incorporated under the laws of the United Kingdom on August 21, 2003. PlayBOX UK has been engaged in start-up operations relating to the development and initial commercialization of our PlayBOX application since its incorporation. We entered into a letter of intent for the acquisition of PlayBOX UK in April 2005. This letter of intent was superseded by the execution of a share exchange agreement between us and the shareholders of PlayBOX UK in May 2005. We completed our acquisition of PlayBOX UK on March 24, 2006 for consideration consisting of 12,000,000 shares of our common stock. During the period from our incorporation to the date of our acquisition of PlayBOX UK, we were engaged in completing our corporate organization and our initial financings. We completed an initial financing through a private placement of our common stock in May 2005. We completed a further private placement of our common stock in March 2006 concurrent with our acquisition of PlayBOX UK. We changed our name to “PlayBOX (US) Inc.” on April 12, 2006 to reflect our acquisition of PlayBOX UK. We are presently engaged in efforts to commercialize the PlayBOX application through PlayBOX UK as our wholly owned subsidiary.

PlayBOX UK has been working on efforts to commercially exploit the PlayBOX software since March 30, 2004, when PlayBOX UK entered into an agency exploitation agreement with four entities that had acquired licenses to the PlayBOX application from PlayBOX Inc. Under this agency exploitation agreement, PlayBOX UK acted as the agent to the four licensees to commercially exploit the license rights by pursuing potential income-earning opportunities for the licensees based on their licensed rights in the PlayBOX application. We acquired all intellectual property rights to the PlayBOX application from PlayBOX Inc. on March 31, 2006 for total consideration consisting of 10,000,000 shares of our common stock. The licenses held by the licensees, as well as the agency exploitation agreement pursuant to which PlayBOX UK worked to commercially exploit the PlayBOX software on behalf of these licensees, were terminated concurrently with our acquisition of these intellectual property rights. We now own all intellectual property rights to the PlayBOX application and PlayBOX UK, as our wholly-owned subsidiary, continues to work to seek commercial opportunities with respect to the PlayBOX application on our behalf. For a description of the PlayBOX technology, see “Description of Business – PlayBOX Online Music Application” starting on page 29. For a description of our acquisition of the intellectual property rights to the PlayBOX technology, see “Description of Business – Corporate Organization of PlayBOX” starting on page 25.

We presently have limited funds with which to pursue our plan of operations to commercialize our PlayBOX online music application. We have completed private placement financings as part of our corporate organization and as a condition of our acquisition of PlayBOX UK. While we plan to apply the proceeds of these private placements towards the commercialization of our PlayBOX online music application, we anticipate that we will require additional funding in order to achieve significant sales of our PlayBOX online music application and related services. We have no arrangements for any additional financing and there is no assurance that we will obtain any additional financing.

Our principal office is located at Suite 5.12, 130 Shaftesbury Avenue, London, England, W1D 5EU. Our telephone number is +44 (0)20 7031 1187 and our fax number is +44 (0)20 7031 1199.

THE OFFERING

The Issuer:	PlayBOX (US) Inc.
The Selling Stockholders:	The selling stockholders consist of some of our existing stockholders who are identified in this prospectus.
Shares Offered by the Selling Stockholders:	The selling stockholders are offering up to 9,850,139 shares of our common stock having a par value of $0.001 per share.
Offering Price

The selling stockholders will sell the common stock at a price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board or is listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. We determined this offering price arbitrarily based upon the price of the last sale of our common stock to investors.

Terms of the Offering

The selling stockholders will determine when and how they will sell the common stock offered in this prospectus. We will cover the expenses associated with the offering, which we estimate to be approximately $40,000. See “Plan of Distribution”.

Termination of the Offering	The offering will conclude when all of the 9,850,139 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.
Use of Proceeds:	We will not receive any proceeds from this offering. We will incur all costs associated with the filing of this registration statement and prospectus.
No Present Public Market for Our Common Stock:	Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.
Outstanding Shares of Common Stock:	There were 28,845,139 shares of our common stock issued and outstanding as at July 10, 2007.
Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended September 30, 2006 and 2005 and our unaudited interim consolidated financial statements for the six months ended March 31, 2007 and 2006 and for the period from inception (August 21, 2003) to March 31, 2007, including the notes to those financial statements. These financial statements are included elsewhere in this prospectus. Effective March 24, 2006, we acquired 100% of the issued and outstanding shares of PlayBOX UK by issuing 12,000,000 shares of our common stock. Notwithstanding its legal form, our acquisition of PlayBOX UK has been accounted for as a reverse acquisition, since the acquisition resulted in the former shareholders of PlayBOX UK owning the majority of our issued and outstanding shares. Because Boyd Holdings Inc. (now PlayBOX (US) Inc.) was a newly incorporated company with nominal net non-monetary assets, the acquisition has been accounted for as an issuance of stock by PlayBOX UK accompanied by a recapitalization. Under the rules governing reverse acquisition accounting, the results of operations of PlayBOX (US) Inc. are included in our consolidated financial statements effective March 24, 2006. Our date of inception is the date of inception of PlayBOX UK, being August 21, 2003, and our financial statements are presented with reference to the date of inception of PlayBOX UK. The summarized financial data should also be read in conjunction with the section of this prospectus entitled "Management’s Discussion and Analysis or Plan of Operations". All figures are in U.S. funds.

Balance Sheets:

	March 31, 2007	September 30, 2006	September 30, 2005
	(Unaudited)	(Audited)	(Audited)
Cash	$5,239	$26,433	$3,027
Total Assets	$6,966	$28,274	$4,443
Total Liabilities	($297,342)	($156,461)	($78,886)
Total Stockholders’ Deficiency	($290,376)	($128,187)	($74,443)

Statements of Operations:

				Cumulative from
				inception
	Six Months			(August 21, 2003)
	Ended March	Year Ended	Year Ended	to March 31,
	31, 2007	September 30, 2006	September 30, 2005	2007
	(Unaudited)	(Audited)	(Audited)	(Unaudited)

Revenue	$290	$540	$381	$1,211

General and Administrative Expenses	($160,066)	($2,727,778)	($176,348)	($3,138,768)

Loss for the Period	($159,188)	($2,726,177)	($176,296)	($3,136,237)

Total Comprehensive Loss for the Period	(*)	($2,730,102)	($179,119)	*

(*) Total comprehensive loss for period is not a line item in our unaudited interim financial statements.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS AND FINANCIAL CONDITION

As we have a limited operating history and our ability to exploit the PlayBOX online music application is untested, we may never earn revenues or achieve profitability.

We were incorporated on April 1, 2005 and only recently acquired PlayBOX UK on March 24, 2006. PlayBOX UK was incorporated in the United Kingdom on August 21, 2003. PlayBOX UK’s experience with the PlayBOX online music application has been limited to acting as an agent of four original licensees of the PlayBOX application, with a contractual mandate to exploit commercially the technology on behalf of the four licensees. Our operating history is limited, and to date we have been involved primarily in organizational and development activities. Moreover, we have only recently acquired the intellectual property rights to the PlayBOX online music application on March 31, 2006, and we have little experience as the owner of the technology. We have had limited revenues to date ($1,211 from inception on August 21, 2003 through March 31, 2007) and our ability to commercially exploit our PlayBOX application is untested. Accordingly, there is no assurance that we will ever achieve revenues or profitability.

As we have yet to establish significant commercial sales of music through our online music application, there is no assurance that we will ever achieve revenues.

Our plan of operation is focused on commercialization of our PlayBOX online music application. Our ability to achieve significant revenues and future profitability will depend on our ability to successfully market our application to artists and record labels alike, and their ability to sell music and other products through our online music application. There is no assurance that we will be able to successfully develop sales of our application. We are not able to provide investors with any assurance that we will be able to operate our business successfully or that we will be able to achieve profitable operations. Potential investors should consider the difficulties normally encountered in developing and commercializing new online applications, and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the commercialization process that we plan to undertake. These potential problems include, but are not limited to, our inability to provide a service that meets the expectations of our potential customers and the reluctance of the general public to purchase our customers’ music and other products using our online music application. If we are unsuccessful in addressing these risks, then we will not achieve revenues and our business will most likely fail.

If we are unable to obtain additional financing to execute our plan of operations, then we will not have sufficient funds with which to carry out our plan of operations and our business will most likely fail.

Our plan of operations is to commercialize and generate revenues from our PlayBOX online music application. As at March 31, 2007, we had cash of $5,239 and a working capital deficit of $290,631. Subsequently, on May 25, 2007, we raised $80,000 pursuant to a private placement of our securities. Our planned expenditures over the next twelve months to implement our plan of operations in the amount of $175,000 will exceed our cash reserves and working capital. We anticipate that we will require financing in the amount of approximately $390,000 in order to carry out our plan of operations for the next twelve months. In fact, because we have limited cash and a working capital deficit, we will not be able to fund our operations beyond the next few months without additional financing. We presently do not have any arrangements for additional financing in place and there is no assurance that we will be able to arrange for additional financing. If we are not able to arrange for additional financing to cover these additional anticipated expenses, we will not be able to execute our plan of operations with the result that our business may fail and investors may lose a substantial portion or all of their investment.

If we are not able to enter into agreements with artists and record labels to use our PlayBOX application to sell their music catalogues online, then our ability to earn revenues from fees generated by our customers’ online music sales will be reduced.

An important aspect of our business plan involves providing our PlayBOX online music application directly to artists and record labels from which we would receive fees and a portion of commissions generated from sales by such parties to the public. We do not have a proven history of sales to such customers, who may be reluctant to purchase an online music application from a company without a proven ability to provide these services. Accordingly, there is no assurance that we will achieve direct sales of our online music application and generate online music sales from which we will earn revenues. In this event, we would be solely dependent on arrangements that we may enter into with strategic partners, with the result that there will be a significantly higher risk that our business will fail.

If we are not able to enter into arrangements with strategic partners to market our online music application, then our plans to achieve revenues from fees for the adoption and use of our application will fail.

An important aspect of our business plan involves entering into arrangements with strategic partners to market our PlayBOX online music application to unsigned artists and record labels. There is no assurance that potential strategic partners will enter into these arrangements with us. If we are not able to enter into these strategic relationships, we will have to rely on other marketing initiatives to promote our PlayBOX online music application to potential clients, likely resulting in lower than expected revenues and a significantly higher risk that our business will fail.

Our marketing efforts directed to unsigned artists and smaller record labels may not be successful and we may not be able to achieve the sales necessary to become profitable.

In order for us to become profitable, we will need to build a critical mass of unsigned artists and small- to medium-sized record labels using the PlayBOX website to sell their music and other products on the Internet. If we are unsuccessful in our marketing efforts to contract with these artists and record labels, we will not be able to achieve the sales revenues necessary for our business to become profitable. We cannot guarantee that we will be able to obtain a sufficient number of these relationships.

If we are unable to generate significant levels of traffic to our website, then our customers may not generate sufficient sales of their music to warrant them renewing their contracts with us, and we will have difficulty attracting new customers to our application.

If we are unable to generate significant levels of traffic to our website, it will make it hard for us to attract new customers or keep our existing customers renewing their contracts. This will make it difficult for us to negotiate higher prices for our products and services and increase our profitability.

If we are unable to provide uninterrupted uptime on our website, we will have difficulty maintaining our customers and attracting new customers.

Our website is hosted on a Linux server that we lease from Open Hosting Ltd., a dedicated server service. Open Hosting provides 24-hour support and duplicate servers to guarantee 99.9% uptime. Although Open Hosting guarantees 99.9% uptime, there can be no assurance that unforeseen events will not interrupt access to our website or the services that we provide through our website. If we are unable to provide uninterrupted uptime on our website, then our customers may not generate sufficient sales of their music to warrant renewing their contracts with us, and it will be difficult for us to attract new customers.

We have a history of losses and negative cash flows, which are likely to continue unless our online music application gains sufficient market acceptance to generate a commercially viable level of sales.

Since inception through March 31, 2007, we have incurred an aggregate net loss of $3,136,237. For our fiscal year ended September 30, 2005, we had a net loss from operations of $176,744. For our fiscal year ended September 30, 2006, we had a net loss from operations of $2,727,238. For the six months ended March 31, 2007, we had a net loss from operations of $159,776. There is no assurance that we will be able to successfully commercialize our PlayBOX online music application in order to generate revenues, achieve profitability and generate positive cash flow in the future. Further, we also expect an increase in development and operating costs as we undertake our plan of operations prior to achieving revenues, of which there is no certainty. Consequently, we expect to incur continued operating losses and net cash outflows until such time as our online music application gains market acceptance sufficient to generate a commercially viable and sustainable level of sales. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as market acceptance of our online music application, the unpredictability of when customers will agree to purchase music through our online music application, the volume of music or other products purchased and the overall demand for our online music application.

If our operating expenses are greater than anticipated, then we will have less funds with which to pursue our plan of operations and our additional financing requirements will be greater than anticipated.

We may find that the costs of carrying out our plan of operations prior to achieving revenues are greater than we anticipate. Increased operating costs will cause the amount of additional financing that we require to increase. Investors may be more reluctant to provide additional financing if we cannot demonstrate that we can control our operating costs. There is no assurance that additional financing required as a result of our operating costs being greater than anticipated will be available to us. If we do not control our operating expenses, then we will have less funds with which to carry out our plan of operations with the result that our business may fail.

As there is a substantial doubt as to our ability to continue as a going concern, there is a significant risk that our business will fail.

In their report on our annual consolidated financial statements for the years ended September 30, 2006 and 2005, our former independent auditors, Staley, Okada & Partners, included an explanatory paragraph expressing doubt about our ability to continue as a going concern. This was due to the uncertainty of our ability at the time to meet our current operating and capital expenses. As a result, we caution investors that there is a substantial risk that our business may fail.

Because our sole officer and director does not have experience in managing or serving as the principal financial or chief accounting officer of a reporting company under the Exchange Act, there is a risk that our Exchange Act reports and financial statements may contain errors.

Our sole officer and director, Mr. Robert Burden, does not have experience in managing or serving as the principal financial or chief accounting officer of a reporting company under the Exchange Act. Nor does he have experience in the preparation or review of Exchange Act reports or financial statements. Due to Mr. Burden’s lack of experience in the preparation or review of Exchange Act reports, there is a risk that our Exchange Act reports that we file with the Securities and Exchange Commission may contain errors. With respect to our financial statements, we rely on the services of outside accounting professionals that we engage for the preparation of our financial statements. There is a risk that errors will be made by the accountants that may not be identified by Mr. Burden due to his lack of experience in the preparation or review of financial statements. As such, there is a risk that the financial statements that we file with the Securities and Exchange Commission will contain errors. Investors are cautioned that these errors may be present even though the annual financial statements that we prepare and file with the Securities and Exchange Commission are audited by our independent public accountants and the interim financial statements that we prepare and file with the Securities and Exchange Commission are reviewed by our independent public accountant.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

Our industry is highly competitive and subject to rapid change. Our PlayBOX online music application is designed to provide musical artists and their representatives with solutions that allow them to provide samples and sell their music to consumers on the Internet. We cannot guarantee that our software development resources will be able to modify our products fast enough to meet customer and market requirements. We also expect to experience competition from companies with similar technologies or technologies that accomplish similar goals. Some of our current and potential competitors have greater technical, financial, marketing, sales and other resources than we do. Such competition will potentially affect our chances of achieving profitability and ultimately adversely affect our ability to continue as a going concern.

Our products may become obsolete and unmarketable if we are unable to respond adequately to rapidly changing technology and customer demands.

Our industry is characterized by rapid changes in technology and customer demands. As a result, our online music application may quickly become obsolete and unmarketable. Our future success will depend on our ability to adapt to technological advances, anticipate customer demands, develop new services and enhance our current online music application on a timely and cost-effective basis. Further, our products must remain competitive with those of other companies with substantially greater resources. We may experience technical or other difficulties that could delay or prevent the development, introduction or marketing of new products or enhanced versions of existing products. Also, we may not be able to adapt new or enhanced services to emerging industry standards, and our new products may not be favourably received.

We believe that our ability to offer a comprehensive range of online music-selling solutions is key to enabling us to secure arrangements with artists, record labels and strategic partners representing these parties. Failure to secure access to new technologies will delay our development plans and our subsequent ability to generate revenues.

As we contract out our software development activities to independent third party contractors, there can be no assurance that we will be able to continue development work on our PlayBOX software or that this work will be completed on a continued or timely basis.

We do not have the internal ability to carry out software development work on our products. Accordingly, we anticipate outsourcing future software upgrades and developments on our services on a project-by-project basis to Xeris S.R.O., a private software development company that is not a related party to us, or to another independent website designer who has worked on projects for us from time to time. There can be no assurance that Xeris or the other designer will be able to carry out the development work we require when we require it or complete the work on a cost-effective basis. If Xeris or the other designer is unable to carry out our work when we require it or on a cost-effective basis, we will either be forced to find another contractor to provide development services, which may be very difficult to do, or run the risk of not responding to market demands for improvements. This could harm our customer relationships and negatively affect our operating results.

Substantially all of our assets and our sole director and officer are located outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole director and officer.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, our sole director and officer is a resident of the United Kingdom, and all or a substantial portion of his assets are located outside the

United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole officer and director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against our director and officer.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

Our success and ability to compete depends to a significant degree on our proprietary online music application. We have not achieved any trademark protection of the “PlayBOX” name that we use in connection with our online music application and our business. As we have not obtained any trademark protection, we may not be able to prevent any competitor from adopting the same or similar names to the names that we use. Further, there is a risk that a competitor or other party may allege that our use of these names is a breach of the trademark or other intellectual property rights of the party.

We also do not have any patent protection that covers our PlayBOX online music application. Accordingly, the only measure that we believe will be available to us to protect our PlayBOX online music application will be based upon a combination of trade secret and copyright law and our ability to ensure confidentiality of the software source codes through non-disclosure agreements. If any of our competitors copies or otherwise gains access to such proprietary technology or software or develops similar technologies independently, our competitive position will be damaged.

While we believe that we have the rights to exploit the PlayBOX software, there is a risk that other persons may bring actions against us claiming that we have infringed on their intellectual property rights, including claims based upon the breach of trademark or patent, or claims that our intellectual property rights are not valid. Any claims against us, with or without merit, may be time-consuming and costly to defend or litigate, may divert our attention and resources, may result in the loss of goodwill associated with our business or may require us to make changes to our technologies. We presently do not have sufficient financial resources to defend any litigation that alleges a breach by us of another party’s intellectual property rights.

As a result of these factors, investors should be aware that we may be unable to protect any intellectual property rights that we have or that we will be able to exploit the intellectual property rights that we do have in order to secure a competitive position in the market-place.

If we fail to effectively manage our growth, our future business results could be harmed and our managerial and operational resources may be strained.

As we proceed with the commercialization of our online music application, we expect to experience significant growth in the scope and complexity of our business. We will need to add staff to market our services, manage operations, handle sales and marketing efforts and perform finance and accounting functions. We will be required to hire a broad range of additional personnel in order to successfully manage our operations if we are successful in commercializing our online music application. This growth is likely to place a strain on our management and operational resources. The failure to develop and implement effective systems or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage our potential business, or the failure to manage growth effectively, could have a materially adverse effect on our business and financial condition.

If we lose the services of Mr. Robert Burden, our sole director and officer, then we may not be able to carry out our plan of operations.

We will be dependent upon the services of Mr. Robert Burden, our sole director and officer to carry out our plan of operations. The loss of the services of Mr. Burden could have a serious effect on our ability to execute our business plan and succeed in commercializing our online music application. If we should lose the services of Mr. Burden, then we would be forced to hire another person to manage our business and undertake the implementation of our plan of operations. We do not maintain any ‘key man’ insurance on Mr. Burden.

If government regulations are adopted that impose additional costs or requirements on our ability to provide our online music application, then our cost of operations may be increased and we may not be able to carry out our plan of operations.

Our industry is highly regulated and both we and our future customers and clients may be affected by changes in regulation of Internet commerce and online music sales. The indirect impact of changes in regulation could affect our business adversely even though the specific regulations do not apply directly to us or our products. Changing governmental regulations may impose new and different requirements with which our online music application must comply. We have no control over regulations and regulatory change and cannot guarantee that our online music application will meet the minimum standards as set out by applicable future regulation. Establishing compliance may be costly and time-consuming and our failure to do so could result in our inability to commercialize our online music application and carry out our plan of operations. Further, the existence of government regulation in markets into which we may wish to enter may impose prohibitive costs of operation which could result in our determination not to offer our online music application to artists and record labels in these markets.

RISKS RELATING TO OUR COMMON STOCK

We have not paid any dividends and do not foresee paying dividends in the future.

Payment of dividends on our common stock is within the discretion of the board of directors and will depend upon our future earnings, our capital requirements, our financial condition and other relevant factors. We have no plan to declare any dividends in the foreseeable future.

There is no active trading market for our common stock, and if a market for our common stock does not develop our investors will be unable to sell their shares.

There is currently no active trading market for our common stock, and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment.

For reasons outside our control, our stock price may be volatile.

The market price of our common stock, if listed, is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

  technological innovations or new online music products and services offered by us or our competitors;

  additions or departures of key personnel;

  sales of our common stock;

  our ability to integrate operations, technology, products and services;

  our ability to execute our business plan;

  operating results below expectations;

  loss of any strategic partner or relationship;

  industry developments;

  economic and other external factors; and

  period-to-period fluctuations in our financial results.

Because we have a limited operating history with no revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above-listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock will be subject to the “Penny Stock” rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board, which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and obtaining future financing. Further, our securities will be subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended. The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions. Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade “penny stock” because of the requirements of the "penny stock rules" and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of our securities. Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues, customer acceptance of business model and application solutions and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, property exploration and development, availability of funds, environmental reclamation, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the selling stockholders. All proceeds from the sale of the shares will be for the account of the selling stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution.” We will, however, incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

As there is no public market for our common stock, we fixed the benchmark offering by reference to our most recent private offering of our common stock, which was effected at $0.25 per share. The selling stockholders will sell at their common stock at the price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board or in another quotation medium and, thereafter, at prevailing market prices or at privately negotiated prices. There is no relationship whatsoever between the offering price and our assets, earnings, book value or any other objective criteria of value.

We have not applied for listing or quotation on any public market. If our common stock becomes publicly traded and a market for the stock develops, the actual offering price of the shares that are the subject of this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling stockholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling stockholders named in this prospectus.

DILUTION

The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering all of the 9,850,139 shares of common stock offered through this prospectus. The selling stockholders acquired these shares of common stock from us in the following transactions:

1.           Certain selling stockholders (identified by footnote 5 in the table below) acquired 4,500,000 shares of our common stock from us at a price of $0.01 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on May 31, 2005.

2.           Certain selling stockholders (identified by footnote 6 in the table below) acquired 705,139 shares of our common stock from us at a price of $0.05 per share in a private placement offering that was completed without registration under the Securities Act in accordance with Rule 903 of Regulation S of the Securities Act on March 24, 2006.

3.           Certain selling stockholders (identified by footnote 7 in the table below) acquired 4,125,000 shares of common stock from PlayBOX, which shares were originally issued upon the completion of our acquisition of PlayBOX UK on March 24, 2006. Each of these selling stockholders executed an investment agreement in favour of PlayBOX Inc. pursuant to which the stockholder acknowledged and agreed that: (a) the shares had been issued and were being transferred to them without registration under the Securities Act or any state securities laws; (b) the shares were therefore “restricted securities” within the meaning assigned that term in Rule 144 under the Securities Act; (c) the stockholder is not, and was not acquiring the shares for the account or benefit of, a “U.S. person” within the meaning assigned that term in Regulation S under the Securities Act; (d) the stockholder, and any person acting on its behalf, had not engaged in any “directed selling efforts” in connection with the shares within the meaning assigned that term in Regulation S under the Securities Act. These shares were originally part of the 9,956,835 shares of common stock that we issued to PlayBOX Inc. in exchange for all of PlayBOX Inc.’s shares in PlayBOX UK in connection with our acquisition of PlayBOX UK on March 24, 2006.

4.           On March 31, 2006, Hillside Investment Corporation acquired 520,000 shares of our common stock from us at a deemed issue price of $0.25 per share pursuant to Rule 903 of Regulation S of the Securities Act, upon conversion of a $130,000 loan payable pursuant to a promissory note that we entered into with Hillside Investment Corporation on March 24, 2006. Jean-Marc Baumann owns 100% of the shares of Hillside Investment Corporation and, therefore, has sole dispositive and voting power of the shares owned by Hillside Investment Corporation.

The following table provides, as of July 10, 2007, information regarding the beneficial ownership of our common stock by each of the selling stockholders, including:

  the number of shares owned by each selling stockholder prior to this offering;

  the total number of shares that are to be offered by each selling stockholder;

  the total number of shares that will be owned by each selling stockholder upon completion of the offering; and

  the percentage owned by each selling stockholder upon completion of this offering.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders. Information with respect to “Shares Beneficially Owned After the Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders. Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	Selling	be owned upon	upon
Name of Selling	prior to this	Stockholders	completion of	completion of
Stockholder	offering(2)	account	this offering	this offering(1), (3)
Luis Fernando Ribón Alba (7)	675,000	675,000	-0-	-0-
Juanita Apostolis(6)	2,176	2,176	-0-	-0-
Stephen Apostolis(6)	2,176	2,176	-0-	-0-
Julieta Alzate Aranzazu(7)	725,000	725,000	-0-	-0-
Jason Bartolo(6)	40,000	40,000	-0-	-0-

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	Selling	be owned upon	upon
Name of Selling	prior to this	Stockholders	completion of	completion of
Stockholder	offering(2)	account	this offering	this offering(1), (3)
Joe Bartolo(6)	20,000	20,000	-0-	-0-
Chris Brown(6)	3,500	3,500	-0-	-0-
Peter Burden(4), (6)	1,250	1,250	-0-	-0-
Sally Jane Burden(4), (6)	2,000	2,000	-0-	-0-
Theresa Burden(4), (6)	26,196	26,196	-0-	-0-
Mikael Brink
Christensen(5)	750,000	750,000	-0-	-0-
Soren Brink
Christensen(5)	750,000	750,000	-0-	-0-
Warren Christie(6)	5,504	5,504	-0-	-0-
Hillside Investment Corporation(8)	520,000	520,000	-0-	-0-
Warwick Cooney(6)	3,163	3,163	-0-	-0-
Mark Dreifus(6)	40,000	40,000	-0-	-0-
Anthony Du Preez(6)	20,000	20,000	-0-	-0-
Andrew Edwards(6)	5,334	5,334	-0-	-0-
Mauricio Garcia(7)	875,000	875,000	-0-	-0-
George Daniel Higgins(6)	100,000	100,000	-0-	-0-
Tanja Holmberg(5)	750,000	750,000	-0-	-0-
Vicki Hvilsted(5)	750,000	750,000	-0-	-0-
Derek Ingle(6)	1,772	1,772	-0-	-0-
Jeremy Jack(6)	2,479	2,479	-0-	-0-
Sheyne Jack(6)	1,417	1,417	-0-	-0-
Trevor Jameson(6)	1,417	1,417	-0-	-0-
Mitchell Johnson(6)	3,000	3,000	-0-	-0-
Bosse Jonasson(6)	889	889	-0-	-0-
Hanna Jonasson(6)	888	888	-0-	-0-
Kerstin Jonasson(6)	889	889	-0-	-0-
Sara Jonasson(6)	100,888	100,888	-0-	-0-
Minju Kim(7)	950,000	950,000	-0-	-0-
Nicolas Lavaud(6)	5,000	5,000	-0-	-0-
Catalina Alzate Mejia(7)	900,000	900,000	-0-	-0-
Patrizio Morlacci(6)	1,246	1,246	-0-	-0-
Robert Northam(6)	11,000	11,000	-0-	-0-
Sue Northam(6)	9,000	9,000	-0-	-0-

		Total number of
		shares to be
		offered for	Total shares to	Percent owned
	Shares owned	Selling	be owned upon	upon
Name of Selling	prior to this	Stockholders	completion of	completion of
Stockholder	offering(2)	account	this offering	this offering(1), (3)
Jill Olivier(6)	1,250	1,250	-0-	-0-
Astrid Otto(5)	750,000	750,000	-0-	-0-
Jesper Parlo(5)	750,000	750,000	-0-	-0-
Jose Pereira(6)	4,354	4,354	-0-	-0-
Sarah-Lee Pereira(6)	3,560	3,560	-0-	-0-
Bradley Sorour(6)	888	888	-0-	-0-
Petra Spies(6)	2,841	2,841	-0-	-0-
Keith Tatley(6)	49,600	49,600	-0-	-0-
James Thorburn(6)	2,661	2,661	-0-	-0-
Christopher Usher(6)	13,033	13,033	-0-	-0-
Tammy Van Der Merwe(6)	100,000	100,000	-0-	-0-
Marthunis Van Rensburg(6)	2,000	2,000	-0-	-0-
Caroline Webster(6)	13,768	13,768	-0-	-0-
Petr Zakolstelny(6)	100,000	100,000	-0-	-0-

(1)	Based on 28,845,139 shares of our common stock issued and outstanding as of July 10, 2007.

(2)

Beneficial ownership if calculation under Rule 13d-3 of the Exchange Act. Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)

Because a selling stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a selling shareholder or as to the number of common shares that will be held by a selling shareholder upon the termination of such offering.

(4)	Peter Burden is the father of Robert Burden, our president and sole director. Theresa Burden is the mother of Robert Burden. Sally Burden is the sister of Robert Burden.

(5)	Acquired our common shares pursuant to the May 31, 2005, private placement described in numbered paragraph 1 of this “Selling Shareholders” section.

(6)	Acquired our common shares pursuant to the March 24, 2006, private placement described in numbered paragraph 2 of this “Selling Shareholders” section.

(7)	Acquired our common shares as a result of the transfers described in numbered paragraph 3 of this “Selling Shareholders” section.

(8)	Acquired our common shares pursuant to a debt conversion described in numbered paragraph 4 of this “Selling Shareholders” section.

PLAN OF DISTRIBUTION

Timing of Sales

The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The selling stockholders will sell their shares at an offering price of $0.25 per share until our shares are quoted on the OTC Bulletin Board or are listed for trading or quoted on any other public market. Thereafter, the sales price offered by the selling stockholders to the public may be:

1.	The market price prevailing at the time of sale;

2.	A price related to such prevailing market price; or

3.	Such other price as the selling stockholders determine from time to time.

Our common stock is not currently listed on any national exchange or qualified for trading on any electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or to qualify our shares for trading on any electronic quotation system. If our common stock becomes publicly traded, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	privately negotiated transactions; or

6.	in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, and impose a waiting period of two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $40,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

We currently are not party to any material legal proceedings and, to our knowledge, no such proceedings are threatened or contemplated.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of July 10, 2007 are as follows:

Directors:

Name of Director	Age

Robert Burden	30

Executive Officers:

Name of Executive Officer	Age	Office

Robert Burden	30	President, Secretary and Treasurer

Mr. Burden has not been a director of any reporting company under the Securities Exchange Act of 1934 or any other publicly traded company. He does not have experience in financial accounting and preparation of reports under the Exchange Act. The following describes the business experience of Mr. Robert Burden, our sole director and executive officer.

Robert Burden is our president, secretary, treasurer and sole director. Mr. Burden was appointed to our board of directors and as our president and secretary and treasurer on May 24, 2006, concurrent with the closing of our acquisition of our subsidiary, PlayBOX UK. Mr. Burden has been the managing director of PlayBOX UK since May 2004, and continues to serve in that capacity. He works closely with our third party partners on the development and marketing of our PlayBOX online music software.

In addition to his two years of experience at PlayBOX UK, Mr. Burden has over four years of experience in sales and marketing which he gained in both the UK and South Africa. From November 2002 until he joined PlayBOX UK in May 2004, he was an account manager with Interactive Prospect Targeting Ltd., a UK-based IT company specializing in data capture and online direct marketing. From December 1999 until December 2001, Mr. Burden was a sales manager at CHA Media Sales Ltd., a UK-based publisher of B2B technical periodicals. Prior to that he was a trainee manager at Viper Advertising, a South African company that managed sales of direct market promotional programs, from January 1997 to December 1997. He holds a Marketing Management Diploma from Damelin Business College in Durban, South Africa.

Mr. Burden currently devotes his full-time efforts to our business.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our sole officer and director described above.

Committees of the Board Of Directors

At present, we do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. However, we will consider seeking suitable candidates for election as directors, and establishing various committees, during the current fiscal year.

Family Relationships

We do not currently anticipate electing or appointing as directors or officers of our company any persons who are related to each other or to our existing officer and director.

Involvement in Certain Legal Proceedings

None of our directors, executive officers and control persons have been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment or decision has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of July 10, 2007 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our officers, and (iv) our officers and directors as a group. Each stockholder listed possesses sole voting and investment power with respect to the shares shown.

		Amount and
	Name and address	nature	Percentage
Title of class	of beneficial owner	of beneficial owner	of class
		(2)	(1)

Directors and
Officers

Common Stock	Robert Burden	1,410,072 shares	4.9%
	Flat 5, 392 Upper Richmond Road, Putney
	London, England SW15 6JJ

Common Stock	All executive officers and directors as a group	1,410,072 shares	4.9%

5% Shareholders

Common Stock	PlayBOX Inc. (3)	5,831,835 shares	20.2%
	306 Victoria House, Victoria
	Mahé, Seychelles

Common Stock	The Keydata Technology Partnership 1 LLP (4)	10,000,000 shares	34.7%
	4 Bedford Row, London WC1R 4DF

(1)	The percentage of class is based on 28,845,139 shares of common stock issued and outstanding as of July 10, 2007.

(2)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)

PlayBOX Inc. is beneficially owned by The Capai Trust. The trustee of The Capai Trust is Ultra Tech Systems Inc. The sole director of Ultra Tech Systems Inc. is N.D. Holdings Ltd., company whose sole director is Laura Mouck. As such, Laura Mouck has sole voting and dispositive power over the shares held of record by PlayBOX Inc.

(4)

The Keydata Technology Partnership 1 LLP is a limited liability partnership comprised of 165 equity partners and two designated partners, each of whom is a limited partner. Mr. Stuart Ford is a designated partner and is the administrator of the partnership pursuant to a services agreement between him and the partnership. The administrator is responsible for the administration of the business of the partnership and, subject to the partnership’s operating agreement, makes decisions regarding management of the business of the partnership. Accordingly, Mr. Ford has sole voting and dispositive power over the securities held by The Keydata Technology Partnership 1 LLP.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our articles of incorporation or our by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share and 5,000,000 shares of preferred stock, with a par value of $0.001 per share. As of July 10, 2007, there were 28,845,139 shares of our common stock issued and outstanding held by 61 shareholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or as provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore. See “Dividend Policy.”

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive pro rata all of our assets available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which shall be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following:

(a)	the rate of dividend, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividends shall accrue;

(b)	whether shares may be redeemed, and, if so, the redemption price and the terms and conditions of redemption;

(c)	the amount payable upon shares of preferred stock in the event of voluntary or involuntary liquidation;

(d)	sinking fund or other provisions, if any, for the redemption or purchase of shares of preferred stock;

(e)	the terms and conditions on which shares of preferred stock may be converted, if the shares of any series are issued with the privilege of conversion;

(f)

voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred stock or series shall vote only on a share for share basis with our common stock on any matter, including but not limited to the election of directors, for which such preferred stock or series has such rights; and

(g)

subject to the above, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as our board of directors may, at the time so acting, lawfully fix and determine under the laws of the State of Nevada.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants

As of the date of this prospectus, there are 320,000 outstanding warrants to purchase an aggregate of 320,000 shares of our common stock at an exercise price of $0.50 per share. These warrants expire on May 25, 2009. There are no other outstanding warrants to purchase our securities, however, we may issue additional warrants to purchase our securities in the future.

Options

As of the date of this prospectus, there are no options to purchase our securities outstanding. We may, however, in the future grant such options and/or establish an incentive stock option plan for our directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, other than the 320,000 warrants to purchase an aggregate of 320,000 shares of our common stock as described above, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock. We may, however, issue additional warrants or other convertible or exchangeable securities in the future.

LEGAL MATTERS

Lang Michener LLP, Barristers and Solicitors, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

EXPERTS

The audited consolidated financial statements included in this prospectus and registration statement have been audited by Staley, Okada & Partners, Chartered Accountants, an independent public accounting firm registered with the United States Public Company Accounting Oversight Board, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement. These audited consolidated financial statements are included in reliance upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification can cover expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such a person in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defence of any action, suit or proceeding, or in defence of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defence. Our articles of incorporation and our by-laws authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law, subject to certain enumerated exceptions.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION SINCE INCORPORATION

We were incorporated on April 1, 2005 as Boyd Holdings Inc. under the laws of the State of Nevada. On the date of our incorporation, we appointed Annette Cocker, our initial founder, as our President, Secretary, Treasurer and sole director. Ms. Cocker incorporated Boyd Holdings Inc. for the purpose of creating a corporate entity to enter into a letter of intent to acquire all of the issued and outstanding shares of PlayBOX UK and to pursue the necessary financing to complete that acquisition.

On April 18, 2005, we entered into a letter of intent with PlayBOX UK that contemplated our acquisition of PlayBOX UK subject to certain conditions, including our raising a minimum of $200,000. The minimum financing condition was imposed by the shareholders of PlayBOX UK in order to ensure that we would have working capital necessary to fund our initial acquisition and organizational expenses and to provide for additional funds for PlayBOX UK’s business.

We entered into a definitive share exchange agreement with PlayBOX UK and the shareholders of PlayBOX UK, including Mr. Robert Burden, currently our sole director and executive officer, on May 23, 2005. The share exchange agreement originally contemplated a closing date of June 30, 2005. The closing date was extended by agreement in order to provide PlayBOX UK with more time to obtain necessary corporate approvals and to provide us with more time to raise the required financing.

In furtherance of our $200,000 financing requirement, we completed a private placement of 4,500,000 shares of our common stock at a price of $0.01 per share for proceeds of $45,000 on May 31, 2005. On March 24, 2006, we completed a private placement of 705,139 shares of our common stock at a price of $0.05 per share for a total proceeds of $35,256.95. On March 24, 2006, we executed a promissory note in connection with a $130,000 loan from Hillside Investment Corporation, completing our $200,000 financing requirement.

We acquired all of the issued and outstanding shares of PlayBOX UK pursuant to the share exchange agreement on March 24, 2006 in consideration of our issuance of an aggregate of 12,000,000 shares of our common stock to the shareholders of PlayBOX UK. Upon the completion of this share exchange transaction, Mr. Burden was issued 1,410,072 shares of our common stock in exchange for his shares in PlayBOX UK. PlayBOX Inc., one of the founding shareholders of PlayBOX UK, was issued 9,956,835 shares of our common stock, making it our largest shareholder. Outlander Management Ltd. (“Outlander Management”), a private corporation that was PlayBOX UK’s other founding shareholder and that provided administrative services to PlayBOX UK, was issued 575,546 shares of our common stock. Outlander Management, PlayBOX Inc. and Mr. Burden were each involved in the negotiation of the share exchange agreement as shareholders of PlayBOX UK. Concurrent with closing, Mr. Burden, PlayBOX UK’s managing director, was appointed as our sole officer and director to replace Ms. Cocker.

Pursuant to an asset purchase agreement between us and PlayBOX Inc., we acquired the intellectual property rights to the PlayBOX online music application on March 31, 2006, in exchange for 10,000,000 shares of our common stock. Concurrent with the completion of this acquisition, PlayBOX Inc. transferred these 10,000,000 shares to The Keydata Technology Partnership 1 LLP as part of its arrangement to re-acquire the online music application from The Keydata Technology Partnership 1 LLP. These intellectual property rights were originally acquired by the Keydata Technology Partnership 1 LLP in October 2003. We could not complete the acquisition of intellectual property assets directly from the Keydata Technology Partnership 1 LLP due to the fact that the Keydata Technology Partnership 1 LLP originally held the intellectual property assets subject to a security interest in favour of a creditor. PlayBOX Inc. was able to structure a transaction whereby it was able to acquire the intellectual property and arrange for the discharge of the security interest held by the creditor. This transaction structure required that Keydata Technology Partnership 1 LLP incorporate a wholly owned subsidiary and that the intellectual property be assigned to the wholly owned subsidiary. Keydata Technology Partnership 1 LLP and PlayBOX Inc. then entered into a share exchange agreement whereby PlayBOX Inc. acquired all of the shares of the wholly owned subsidiary. As part of this acquisition, the security interest held by the creditor against the intellectual property was discharged. PlayBOX Inc. was then able to sell the intellectual property assets free and clear of any security interest to us. We were not party to the share exchange agreement between Keydata Technology Partnership 1 LLP and PlayBOX Inc. These shares were transferred pursuant to Rule 903 of Regulation S of the Securities Act of 1933.

Ms. Cocker, Mr. Burden, Outlander Management and PlayBOX Inc. are considered promoters of our company, having taken the initiative in organizing our current business.

DESCRIPTION OF BUSINESS

CORPORATE ORGANIZATION

We are a development stage company incorporated on April 1, 2005 as Boyd Holdings Inc. under the laws of the State of Nevada. We operate through our wholly-owned subsidiary, PlayBOX Media Limited (“PlayBOX UK”). We changed our name to “PlayBOX (US) Inc.” effective April 12, 2006 to reflect our acquisition of PlayBOX UK and its business. PlayBOX UK was incorporated on August 21, 2003 under the laws of the United Kingdom.

OVERVIEW

We are the owner of an online music hosting and downloading application targeted at unsigned music acts and small- to medium-sized record labels enabling them to establish their own music downloading or hosting services. The application is offered with a number of supplemental services such as hosting, streaming, e-commerce and digital rights management (DRM) using the latest MP3 and Windows Multimedia technology. We pool these services together to offer our clients a cost-effective and professional platform on which to sell and promote their music products.

Our PlayBOX online music application consists of four dynamic interfaces, namely White Label, Aggregator, Bespoke and Jukebox, that provide an interface between artists and content owners and their listeners via the Internet. The White Label interface provides artists a way to offer their music for sale to listeners via the Internet by enabling them to download individual songs either directly from our website or from the artist’s own website. The Aggregator interface allows small- to medium-sized record labels with a music catalogue of at least 50 tracks who wish to sell their tracks via an online downloading store with e-commerce, tracking, reporting and billing functions built in. The interface can be operated as a stand-alone website, or can be integrated into the client’s existing website. For our Bespoke interface, we hire independent web designers to create specialized interfaces for particular clients with unique needs and requirements quickly and cheaply. Finally, our PlayBOX Jukebox interface provides music listeners with a unique way to listen to their music and to manage their music collections visually on their personal computer. The PlayBOX Jukebox also lets users submit their personal ratings of the music they have stored on the Jukebox, and the Jukebox can even recommend other music that will match the user’s taste.

We have earned only nominal revenues to date. Our plan of operations, as described below, is to generate revenues from the sales of one or more of the interfaces comprising our online music application.

CORPORATE ORGANIZATION OF PLAYBOX

Incorporation

PlayBOX UK was incorporated in the United Kingdom on August 21, 2003. The founding shareholders of PlayBOX UK were PlayBOX Inc. and Outlander Management. PlayBOX Inc. is a private corporation incorporated in the Republic of Seychelles that is now our principal shareholder. Outlander Management is a private corporation that is now one of our shareholders.

Ownership of the PlayBOX Application

The PlayBOX online music application was originally developed by Just/Kidde APS, a company based in Sweden. The rights to the PlayBOX application were subsequently acquired by PlayBOX Inc. Subsequent to this acquisition, PlayBOX Inc. granted licenses to four entities to exploit the PlayBOX application on September 12, 2003, with each entity acquiring rights to a different territory. These four entities were HBI Sales Private Limited, Zacan Holdings Proprietary Limited, ICT/Europetec Limited and MIR Technologies LLC (Timothy M. Cocker, Director of MIR Technologies LLC, is the husband of Annette Cocker, our original shareholder). These four licensees subsequently entered into an agency exploitation agreement with PlayBOX UK, as described below, on March 30, 2004. These license agreements were terminated on March 31, 2006 upon our acquisition of the PlayBOX online music application as described below.

Subsequent to the grants of the licenses, PlayBOX Inc. sold its rights in the PlayBOX application to The Keydata Technology Partnership 1 LLP, a limited liability partnership that is not a related party to PlayBOX Inc., pursuant to a sales and purchase agreement on October 13, 2003. PlayBOX Inc. reacquired the rights to the PlayBOX application from The Keydata Technology Partnership 1 LLP on March 31, 2006 and subsequently sold these rights to us in a concurrent transaction, as described below. The Keydata Technology Partnership 1 LLP became one of our principal shareholders as a result of the completion of these transactions. See “Acquisition of the PlayBOX Application” below.

License and Agency Exploitation Agreements

PlayBOX UK entered into an agency exploitation agreement on March 30, 2004 with the four entities that had each acquired license rights to the PlayBOX application from PlayBOX Inc. Under the agency exploitation agreement, PlayBOX UK was appointed as the agent of the four licensees for the purpose of undertaking the commercial exploitation of the license rights to the PlayBOX online music application. PlayBOX UK was obligated to carry out the commercial exploitation of the PlayBOX application and to use its best efforts to achieve an exploitation result in accordance with an agreed upon exploitation forecast. In exchange for undertaking these duties, the licensees agreed to pay to PlayBOX UK an amount equal to 25% of the gross income derived from the exploitation of those license rights. The agency exploitation agreement was terminated on March 31, 2006 concurrently with our acquisition of the PlayBOX application from PlayBOX Inc., as described below. PlayBOX did not realize any gross income from the exploitation of the PlayBOX application or earn any payments during the term of the agency exploitation agreement.

Acquisition of the PlayBOX Application

We purchased the intellectual property rights to the PlayBOX application from PlayBOX Inc. on March 31, 2006 pursuant to an intellectual property asset purchase agreement between us and PlayBOX Inc. dated March 31, 2006. This acquisition followed the concurrent re-acquisition of the PlayBOX application by PlayBOX Inc. from The Keydata Technology Partnership 1 LLP. We issued 10,000,000 shares of our common stock to PlayBOX Inc. in consideration of the transfer to us of the intellectual property rights to the PlayBOX application. PlayBOX Inc. in turn transferred these 10,000,000 shares of our common stock to The Keydata Technology Partnership 1 LLP in connection with its concurrent acquisition of the intellectual property rights to the PlayBOX application from The Keydata Technology Partnership 1 LLP. This transfer was completed in accordance with Rule 903 of Regulation S of the Securities Act of 1933, as amended. The Keydata Technology Partnership 1 LLP became one of our principal shareholders as a result of the completion of these transactions.

Initial Financing of PlayBOX UK

PlayBOX UK’s initial corporate activities were funded by PlayBOX Inc. PlayBOX UK entered into a loan agreement dated October 4, 2003 with PlayBOX Inc. whereby PlayBOX Inc. agreed to extend a secured loan facility to PlayBOX UK in the maximum amount of £150,000 ($303,000, based on the foreign exchange rate on July 10, 2007 of $2.02:£1.00). As at April 28, 2005, PlayBOX UK’s outstanding debt to PlayBOX Inc. under the secured loan facility was $159,065. PlayBOX UK and PlayBOX Inc. entered into a debt settlement agreement on April 28, 2005 whereby the outstanding debt was settled by the issuance to PlayBOX Inc. of 1,075,000 Ordinary A shares in the capital of PlayBOX UK at a deemed value of £0.0837 per share. PlayBOX Inc. subsequently exchanged these shares for 6,187,050 shares of our common stock upon completion of the share exchange agreement on March 24, 2006.

Outlander Management Contract

Outlander Management entered into a services agreement with PlayBOX UK on August 4, 2004 whereby Outlander Management agreed to provide rent, administrative, legal administration, financial services and marketing and sales support and advice to PlayBOX UK. The purpose of the services agreement was to enable PlayBOX UK to obtain administrative and related services that would enable PlayBOX UK to pursue its business without incurring all of these costs directly. The administrative services included the use of shared office space. Legal administration services included maintaining PlayBOX UK’s registered office, providing the services of a company secretary and making statutory filings. Financial services include bookkeeping and maintaining management accounts and statutory accounts. PlayBOX UK paid to Outlander Management an amount equal to £2,350 per month ($4,747 per month based on a foreign exchange rate on July 10, 2007 of $2.02:£1.00) in consideration for the provision of these services.

The Outlander Management contract was terminated on June 30, 2005, at which time we entered into a new management contract with Azuracle Limited (“Azuracle”), as described below.

Azuracle Management Contract

We entered into a management contract with Azuracle on July 1, 2005 concurrent with the termination of the Outlander Management service agreement described above. Under the Azuracle management contract, Azuracle provides us with office space in shared office premises and administration services, including telephone, reception and Internet access services. Presently, Azuracle is charging us a monthly management fee of £500 per month ($1,010 per month based on a foreign exchange rate on July 10, 2007 of $2.02:£1.00). Additional legal administration, financial, marketing and sales, meeting room, stationary and information technology support services are to be provided by Azuracle upon our request, at agreed upon rates.

INDUSTRY BACKGROUND

In recent years, the Internet has revolutionised the way music is marketed and sold. In particular, unsigned artists and small record labels now have a wide-reaching, cost-effective medium to promote themselves to new listeners, interact directly with existing fans, and distribute their products without the enormous investment in advertising and promotion that was historically involved. These artists and their record labels are now discovering that their strongest and most loyal followings may not be in their local market, but could be anywhere in the world.

For music fans, personal music management applications have been around for a number of years, typically in the form of applications which played music stored on certain recognized formats like MP3. Such applications include the Microsoft Media Player (www.microsoft.com/mediaplayer) and Winamp (www.winamp.com), and appeal largely to users with music stored on their computer’s hard drive. A side-effect of the advent of these applications came in the form of peer-to-peer networks, which are websites designed to allow users to share music files of various formats with any other users of that website. These sites have been used extensively for the sharing of music between users, circumventing the payment and collection of royalty to the artists whose songs were downloaded. The legality of these sites has been challenged numerous times in the courts, with one of the first and most successful sites, Napster, being forced to shut down. A number of other similar sites have sprung up in jurisdictions other than the United States, and are still operating today.

The first major move away from the music management type of file storage application has been iTunes (www.apple.com/itunes), Apple Computer’s music software application which was the first to allow consumers to purchase and download music directly off the Internet onto their computer’s hard drive or portable music player. There are now a number of competitors in this segment, including Napster (now a legal for-profit business), Real Rhapsody, Sony Connect and MyCokeMusic.

2005 was a landmark year for digital music as online and mobile music distribution emerged as the industry’s fastest growing delivery channels. Digital music sales in the first six months of 2005 accounted for approximately 6% of global music sales. Online music sales virtually did not exist prior to 2004. 2005 also witnessed a number of key milestones in the development of the online market:

  Digital music is the fastest-growing delivery channel for music. Record company revenues reached an estimated US $1.1 billion in 2005, three times the total in 2004 (US $380 million). Of that total, the split between online and mobile music was approximately 60:40.

  Digital album downloads in the U.S. grew to 16 million, or 2.6% of the album market, up from 1% in 2004.

  Single track downloads proved to be the most popular online music product in 2005, more than doubling its 2004 total to 420 million tracks. Single track downloads more than doubled in the U.S. in 2005 as well to 353 million. Weekly sales in the U.S. average 7 million tracks.

  Digital music expanded rapidly across the world. Globally, there are now over 335 legal online music services, up from 50 two years ago. The number of services operating in more than three countries doubled to 20 in the last year.

  The size of online song catalogues doubled worldwide: there are now at least two million tracks and 165,000 albums available from the major online music services. The number of subscription service users are also growing, up from 1.5 million to 2.8 million in the last year.

  Apple iTunes extended its service to 21 countries worldwide, launching in Scandinavia, Japan and Australia. Globally, iTunes reached sales of 850 million tracks since launch in 2003 (Apple counts album tracks in that figure).

  Portable video was launched, marking the arrival of the new portable video entertainment market. One million video iPods were sold in the first three weeks since its launch.

  The mobile phone became a portable music device. Specially designed music phones were released by the major handset makers as dozens of 3G music services were launched, making mobile downloads widely available outside Asia.

  The world’s first publicly available legal peer-to-peer (P2P) service, iMesh, launched in beta phase, with a full launch expected early in 2006.

  Court decisions in 2005 against illegal music file-swapping on peer to peer networks will likely improve the market for legal online music sales.

The source for the above information is the IFPI Digital Music Report 2006 published by the International Federation of the Phonographic Industry. This report is available at no charge from the IFPI website at http://www.ifpi.com/site-content/publications/publications.html.

The following chart shows key figures for the global online music market which demonstrates its recent growth.

The advance of the global digital music market
	2004	2005	Change
Broadband lines (M)	151	190	26%
Single tracks downloaded (M)	156	419	169%
Online music services	230	335	46%

Song catalogue (M)	1	2	100%
Subscription service users (M)	1.5	2.9	87%
Mobile phone subscriptions (M)	1350	1520	13%

The source for the above information is the IFPI Digital Music Report 2006 published by the International Federation of the Phonographic Industry. As stated above, this report is available at no charge from the IFPI website listed above.

PLAYBOX ONLINE MUSIC APPLICATION

The PlayBOX music application offers a combination of dynamic web-based interfaces that allow unsigned music artists and small- to medium-sized record labels to sell their music and related products online, either from our website or through their website should they have one. Our online solution also provides a complete range of supplemental services such as hosting, streaming, e-commerce and digital rights management, thus enabling us to offer a full service solution to potential customers. We integrate these services to offer a cost-effective and professional platform for the promotion and sales of their music catalogues.

Interfaces

We offer four different specialised web-based interfaces that are based on our PlayBOX music application, each of which can be visually tailored to each client’s specifications. The interfaces can be linked to the client’s own website or hosted on our own servers. The following is a breakdown of the interfaces we offer.

White Label Interface

Our White Label interface is targeted towards unsigned artists looking for a simple and cost-effective way to:

  Establish an online presence with little technical knowledge, enabling the client to upload their own content, personalise their interface and use real time tracking and download information provided by the PlayBOX application

  Stream their songs to listeners, either by a 30-second sample stream or a full stream of the song at either high or low speed to enable users to play all or part of a song with any type of Internet connection

  Offer users a free promotional download of their music

  Sell their songs online, including billing and e-commerce support for secure payments using debit and credit cards

  Build their fan base by interacting by e-mail directly with listeners who set up a personal account page on our website allowing an artist to provide interested listeners with information on upcoming events and news releases

Pricing of the White Label interface depends on the number of tracks uploaded by the client and the functionality required of the interface. For example, if the client intends to use the interface only for marketing and not sales, e-commerce support services will not be required.

Aggregator Interface

Smaller record labels wishing to promote their artists and make their music catalogues available for purchase or streaming online frequently do not have the resources available in-house to set-up and manage their own web site. The PlayBOX Aggregator interface allows such potential clients to create and manage an interactive online download store for music catalogues of between 50 and 1,000 songs, complete with e-commerce, tracking, reporting and billing functions. The Aggregator interface is image-driven and offers music fans the opportunity to visually search through each client’s music catalogues by artist, track or album image in addition to a regular search function.

The Aggregator interface can be integrated into either the client’s website or work as a complete stand-alone website served up to the client’s specified domain name. Independent web designers that we hire on a project-by-project basis can work with the client to create a visually appealing environment for their interface that enhances the client’s current marketing, complete with advertising, promotions and links to other websites. This customized environment is then integrated with PlayBOX’s back-end services (such as e-commerce and digital rights management) to create a seamless online marketing and sales tool which the client is free to manage as they choose. PlayBOX also offers management services for this interface should the client choose not to manage their site themselves.

Additional features of the Aggregator interface are:

  A secure payment facility allowing users to purchase downloadable versions of music tracks

  The ability to capture user details through membership opt-in, allowing the aggregator to create a database of users and giving the user their own account page

  The ability to offer a sample of the artist’s track as a ringtone for users to download to their mobile phones

  An artist-only area where artists can interact with each other and upload their latest demo/promo for their peers to comment on

  An online forum where registered users can interact

Pricing of the Aggregator interface is quoted on a per client basis in relation to the number of hours of development time required to satisfy each client’s particular needs.

Bespoke Interfaces

Independent website developers and designers that we hire on a project-by-project basis can create an interface to handle a range of specialized client requests. For example, PlayBOX recently created an interface for a music upload competition sponsored by one of its clients, The Little Bazaar. This interface allows registered music artists to upload their latest songs to the interface once per month. Downloaded songs are tracked by the interface and listed on a “Top 20” chart. The artists with the most downloaded tracks during that month become eligible to win a number of prizes sponsored by The Little Bazaar and PlayBOX. Each winner’s songs are displayed on the website, and users have the option to listen or download the songs. Winners from previous months are listed in a winners archive.

The Little Bazaar music upload competition is one example of the flexibility and functionality that our Bespoke interface can provide. The Little Bazaar is our only Bespoke interface to date, but other possible Bespoke interfaces include comprehensive chart listings, hard copy music or video sales, and websites incorporating elements from our White Label and Aggregator interfaces.

Music Jukebox Interface

The PlayBOX Music Jukebox interface is a free service which allows users to both listen to music and manage their personal computer music collections online in an image-driven environment, rather than a text-based one as most are. This feature will be of particular interest to users with a large music collection, and will allow them to organize and find the music they want in their own collections much more easily than with traditional means. Users can also rate the individual songs and albums in their collections, and the interface uses this information to recommend music from PlayBOX’s artist clients that might match the user’s tastes, based on the music in their own collection. The PlayBOX Music Jukebox also lets users transfer their music to and from portable devices which can play MP3 or other similar music files, and can stream the music directly to such portable devices. This interface acts as an integrated service with our other interfaces, which we believe will encourage use of our website and increase traffic.

Services

PlayBOX offers a number of services that work in conjunction with our interfaces and enhance their value to our clients. Clients can send us their content on compact disk in a raw format (such as WAV), which we then process into Windows Media files, which are smaller and more easily downloaded by users from the Internet. These files are then stored on our server and supplied to consumers. A detailed discussion of these services follows.

Hosting and bandwidth

The music files which artists wish to sell to users of PlayBOX are stored or “hosted” on our server, which we lease from Open Hosting Ltd., a dedicated server service. A single song usually requires about 7MB of storage space. With our server, we provide “bandwidth” which enables users to download files over the Internet. PlayBOX runs a Linux server, having 1,000 GB of bandwidth per month, out of Open Hosting’s facility in London UK. Open Hosting provides 24-hour support and duplicate servers to guarantee 99.9% up-time. Although Open Hosting guarantees 99.9% up-time, there can be no assurance that unforeseen events will not interrupt our services. Current pricing for our hosting and bandwidth services is as follows:

Pckg	Disk Space	Bandwidth	Cost per month
A	100 MB	2 GB	£25.00
B	300 MB	5 GB	£40.00
C	500 MB	7 GB	£60.00
D	1 GB	20 GB	£120.00
E	2 GB	40 GB	£180.00
F	5 GB	100 GB	£350.00
G	10 GB	200 GB	£600.00
H	20 GB	400 GB	£1000.00
I	100 GB	800 GB	£1700.00

These prices are subject to change by us.

Ripping and Encoding

PlayBOX can encode audio for use on our website from a variety of source material, including compact discs and WAV format into MP3, Windows Media files or Advanced Audio Coding (AAC or MP4) file formats. PlayBOX uses the latest audio file compression technology to ensure the quality of the original music content is kept intact after compression.

Sound quality of audio files is typically measured in kilobytes per second (kbps), which measures the amount of data transferred per second of time. The higher the kbps, the faster the data is transferred and the better the file will sound when it is played (192 kbps is considered CD-quality).

Our typical Bit Rates for streaming are:

  30 Second Sample: 64kbps – 220kbps

  Full length track stream: 64kbps – 220kbps

  Free Download: 64kbps – 220kbps

  Paid-for Download – 220kbps+

Digital Rights Management

Digital rights management (DRM) is a system for protecting the copyrights of data (including music) circulated via the Internet or other digital media by enabling secure distribution and/or disabling illegal distribution of the data. Typically, a DRM system protects intellectual property by either encrypting the data so that it can only be accessed by authorized users or preventing the data from being freely distributed.

PlayBOX uses Microsoft Windows Media® DRM, a proven platform to protect and securely deliver content for playback on a computer, portable music device or network device. The platform is flexible enough to be used to download single tracks or entire albums. The current version of Windows Media DRM enables additional scenarios, such as downloads to multiple music storage devices and multiple burning or recording of the same song. This promises to provide consumers with an even greater access to protected audio and video content.

eCommerce

PlayBOX utilizes Barclaycard’s Merchant Services’ proprietary “ePDQ System” to process its secure online payments. Barclaycard’s payment handling process is widely recognized in the UK. Once a PlayBOX user has chosen one or more songs or products from our website that they wish to purchase, they are directed to the Barclaycard’s “ePDQ” Cardholder Payment Interface (or “CPI”), a secure payment environment, where the user can pay for their purchases either by debit card or major credit card. Once the user has completed the ePDQ CPI transaction, they are returned to the PlayBOX website and the user is emailed a password and Internet link to where they can download the track or album.

Tracking and Billing

This value-added service allows PlayBOX clients to gain a much better understanding of their fan base. Each PlayBOX user’s movements through the different PlayBOX interfaces is logged, and this information, along with other data including their collective purchases and where they are logging in from, is made available to our clients in real time. In conjunction with this service, PlayBOX provides a monthly report to clients who use this service. This report provides a breakdown of usage and sales figures.

Pricing and Revenue Sources

The prices that we plan to charge our clients for configuration and installation of our PlayBOX interfaces will be based on the number of artist or aggregator templates configured and the number of tracks uploaded to the interface. In addition to these initial fees, we plan to charge monthly hosting fees quoted based on the amount of hard drive space on our server each customer required. Exact prices vary according to the size of the client. Prices for configuration and installation of Bespoke interfaces vary according to the time and resources required.

Our services will be bundled and sold in packages with our interfaces. These packages are differentiated solely in the type of audio streaming offered. Packages are priced per track uploaded or made available for purchase on the application by the customer.

Once a client is properly registered and their tracks uploaded onto the PlayBOX application, we plan to charge a 15% commission on total revenues earned from sales of those tracks in each month in which these revenues exceed £1,000. We will collect these fees directly from our Barclaycard Online Merchant Account at the end of each month before transferring all net revenues to the customer directly to their account. Along with monthly net revenues, we will provide a comprehensive tracking and billing report which gives the customer a breakdown of the month’s transactions and the revenues earned.

DEVELOPMENT OF PLAYBOX APPLICATION

Development Work Completed by Us

On March 30, 2004, PlayBOX UK entered into an agency exploitation agreement whereby it undertook to commercially exploit the PlayBOX application on behalf of four entities that had originally been granted license rights to the technology by PlayBOX Inc. Robert Burden was hired as managing director of PlayBOX UK effective May 1, 2004 with a view to establishing a commercially viable sales and marketing plan for the exploitation of the PlayBOX application. Mr. Burden then set in place a number of technology development enhancement projects designed to allow PlayBOX UK to effectively exploit the PlayBOX application. These projects were completed by Xeris S.R.O., a software development company based in Prague. These projects included the following:

1.

first phase of the design and development of the White Label Interface, which commenced on November 1, 2004 and completed on February 1, 2005, and which involved designing and integrating the following operational features:

	a)	registration process

	b)	shopping basket

	c)	Barclays ePDQ integration

	d)	streaming track ability

	e)	free and paid-for download

	f)	ability to personalise front-end design of white label

	g)	tiered level of administration access for artist and PlayBOX administrator

	h)	secure certificate integration

	i)	tracking and reporting facility

2.

first phase of the design and development of the Aggregator Interface, which commenced on November 1, 2004 and completed on February 1, 2005, and which involved designing and integrating the following operational features:

	a)	registration process

	b)	shopping basket

	c)	Barclays ePDQ integration

	d)	streaming track ability

	e)	free and paid-for download

	f)	ability to personalise front-end design of white label

	g)	tiered level of administration access for artist and PlayBOX administrator

	h)	secure certificate integration

	i)	tracking and reporting facility

	j)	bulk email broadcast to registered users html and plain text

	k)	news and advertising personalisation

	l)	about us, gigs, events pages added

	m)	top ten releases and new releases listings added

	n)	CD cover size track image added for download by consumers

3.

first phase of the design and development of the Bespoke Interface, which commenced on April 5, 2005 and completed on May 1, 2005, and which involved designing and integrating the following operational features:

	a)	registration process

	b)	ability for user to upload track

	c)	ability for administrator to listen to and rate uploaded music

	d)	top 20 listing of tracks selected by administrator

	e)	ability to select a winner and archive previous winners

	f)	full tracking and reporting of all movements on the interface

	g)	ability to bulk email all registered users of the interface

4.

second phase of the design and development of the White Label Interface, which commenced on May 18, 2005 and completed on June 26, 2005, and which involved designing and integrating the following operational features:

	a)	resize of white label, was too large before

	b)	ability to change background image of white label

	c)	the ability to change the shopping basket icon

	d)	adding the ability to add a large image on the left of the white label for promotional purposes

5.

second phase of the design and development of the Bespoke Interface and automation of The Little Bazaar Top 20 upload process, which commenced on June 24, 2005 and completed on June 30, 2005. This work simplified the rating process to allow the client administrator the ability to more easily rate and upload the top 20 tracks and the winning track into the interface.

Design Objectives

Our objective is to offer artists and record labels professional and quality driven services that allow the client to concentrate on making music while PlayBOX takes care of their online presence.

With the demands of the modern day music industry, unsigned artists and small/medium record labels do not have the resources and time to put together a professional online presence. Our objective is to handle this in a few easy steps by offering the client:

1.	The ability to capture user’s details and the ability to send bulk emails (news letters/promotions) to these users.

2.	The ability to take and process online credit/debit card transactions, through a simple and secure easy to use process.

3.	The ability to stream sample music via their website.

4.	A searchable and professional portfolio of their content in an online secure (wrapped in Digital Rights Management).

5.	The hosting of all relevant content and images.

6.	The ability to offer third party advertising (banner, sky scrappers and block advertisements) from their website. These advertisements can also help in cross promotion of the client’s content.

7.

The ability to track and report on all movements and sales within their site. Offering the ability of real time and up-to-date statistical analysis of sales downloads, streamed music and use registration.

8.	The ability to constantly update the system and change the design. The interfaces are white labels and can be easily changed to allow a different experience for the client’s user base.

The PlayBOX service is not unique, but our business strategy is to provide services comparable to those of our competitors at what we believe to be lower prices based on our understanding of our competitors’ pricing. There can be no assurance, however, that our competitors will not match, or even undercut, our pricing. As we set-up and administrate the service as part of the package, all the artists/record label need to do is hand over the content and sign off on the design. Our objective is to make the process as simple as possible for the client. Using our service, they will receive a tracking report at the end of the month and a cheque for the amount of content sold, thus enabling the client to concentrate on creating more music content to be uploaded.

Future Development

We believe that changes in technology and increased competition will require that we constantly review and improve the functionality of PlayBOX application in response to client and user feedback and changing technologies. We have identified a second round of development requirements that we presently plan to complete for the PlayBOX application, as described below.

We do not have the internal ability to carry out software development work on our PlayBOX software. Accordingly, we have outsourced the software upgrades and developments planned for our PlayBOX software to Xeris S.R.O., a private software development company that is not a related party to us, as well as to another independent web designer. We also anticipate engaging Xeris S.R.O., the independent web designer we have used to date, or other independent website developers or designers for future software development work on a project-by-project basis.

Additional software development is planned for the PlayBOX Jukebox that will permit users to access it from any mobile phone having MP3-player capabilities. This will allow users to have music from the PlayBOX website streamed to any mobile phone with Internet access via Bluetooth or GPRS.

Once we have finished updating the PlayBOX Jukebox, we plan to evaluate developing a hardware product for use with the PlayBOX Jukebox. This would be a PlayBOX-branded device to be developed by Mini-box.com, a computer electronics company based in the UK, using the proprietary Mini-itx reference hardware platform (www.mini-itx.com). It would come with PlayBOX pre-installed and configured Linux Operating System to provide a home music jukebox operated from a remote control or a wireless keyboard using a TV as the monitor and a user’s existing hi-fi equipment as the music transport mechanism.

The PlayBOX application also has sufficient flexibility to support other types of media, such as books, film and video games. Up-and-coming film makers, game makers and authors will have the opportunity of selling themselves to a new generation of consumer that is looking for more in the way of choice and style. While these opportunities are presently not part of our immediate plan of operations, we plan to evaluate these potential market opportunities as we pursue our primary business objectives.

Each of these proposed developments is contingent on PlayBOX accessing sufficient funds to put its development plans in place. There is no guarantee that PlayBOX will be able to secure such funding.

MARKETING

We plan to exploit our online music solution in its present form and to develop the marketplace for our PlayBOX interfaces, namely our White Label, Aggregator and Bespoke solutions. Our primary marketing objective at present is to make the PlayBOX interfaces and services available to the market, building awareness of our artists and record labels. Our current sales and marketing plan focuses heavily on unsigned artists and small record labels. For this strategy to be successful, we must put in place strategic partnerships with companies that have access to large quantities of both unsigned artists and up-and-coming record labels. Examples of potential strategic partners include events and music promotion companies, music colleges, industry music commissions and associations and music development networks and agencies.

Being a digital download service provider, we do not plan to target music consumers directly. Our plan to commercialize the PlayBOX online music application will begin with marketing the White Label interface. We believe this product will be the most demanded product initially and is our best product to promote while building our name within the industry. Our focus will be on signing a critical mass of artists and record labels to service contracts, and then working with them to promote their content directly to consumers through the PlayBOX portal. We are at the early stages of the commercialization of our application, and accordingly there is no assurance that our initial marketing efforts will be successful. Further, we may elect to change our strategy in response to our success or lack of success in pursuing commercialization of our technology.

We have compiled a software development schedule with the goal of ensuring that as new formats and technologies are launched into the marketplace, we will be able to sustain our competitive position. We believe that this additional development work will enable us to enhance our product offerings and give us potential reselling options to existing customers and additional potential revenue streams.

First Phase – White Label

To successfully commercialize our online music application, we believe that we must complete a number of strategic initiatives. First, we plan to create awareness of our White Label interface, as this product will be the main focus of our initial marketing efforts. We will rely on direct contact with artists in the London, England area. Marketing materials will be simple and inexpensive, relying mainly on leafleting, fly posting and advertising in select industry trade press and magazines. To further enable efficient use of our marketing budget, PlayBOX has become a member of the British Phonographic Institute (BPI). The BPI is the governing body for the recording industry in the UK with ties to almost all aspects of the music industry including record labels, artist managers, distributors and retail organisations. As a member of the BPI, we have access to their database including contacts for all other BPI members. We plan to use this information to develop strategic partnerships with key live music venues and local promotion companies to host competitions and promote events. We believe that events like these will raise the profile of our service within our desired market while providing us with a first look at new artists. Once contact with a potential new client is initiated, we will attempt to sign these artists to initial contracts of at least 6 months, using the offer of one or two months of free use of the interface if the artist is willing to commit for longer. Once we have a number of artists signed to contracts, we anticipate that word of mouth will be a major factor in gaining the momentum that will be required to successfully grow this part of our business.

Second Phase – Aggregator

We expect that the marketing process for the Aggregator interface will be longer, as the record labels to which the interface will be targeted will likely wish to see a larger critical mass of product offerings on and users of the PlayBOX website before committing. PlayBOX’s membership in the BPI will be an important tool in accessing record label executives. We will also look at forming strategic partnerships or reseller arrangements with distribution companies and other companies that have access to a large number of record labels, including events and music promotion companies, music colleges, industry music commissions and associations and music development networks and agencies.

Third Phase

The next step will be to combine the White Label and Aggregator interfaces into a main PlayBOX portal, which we plan to be the hub for the system, and which will also offer these artists and labels another sales pipeline. This hub will initially service the UK, with the intention of launching the service into other markets once we have gained a foothold in the UK market.

Marketing Activities to Date

Our marketing activities to date have been centred on raising the profile of the PlayBOX website to artists in the United Kingdom and introducing our online music application to prospective strategic partners. Our level of marketing activity has been restrained by our limited financial resources. We have limited our marketing efforts to date to free online resources such as forums, blogs and free advertisements on traditional music artists’ websites such as Artistmanager.com and RecordOfTheDay.com. Our focus has been to raise our profile through communications with key industry contacts. Once established in the UK, our goal is to move into the global music marketplace by launching our services in other countries, particularly in the United States, which is the largest music market. However, we do not have any current plans to expand beyond the UK because we believe that it is important to secure our brand in the UK before expanding to other countries.

Direct Marketing

PlayBOX has released a test version of its artists’ interface at http://myplaybox.com/?pid=29. This allows PlayBOX to provide potential clients with a fully functional interface to use in its marketing program. In addition, a Bespoke interface we developed with CD distribution company The Little Bazaar (www.littlebazaar.co.uk) provides additional incentive for artists and record labels to try our service and begin the process of building a fan base through the PlayBOX website. This interface is currently available at http://www.littlebazaar.co.uk/pages/upload-competition.php and gives the artists an opportunity to earn prizes from both PlayBOX and The Little Bazaar should their songs be among the most downloaded during each successive month.

We signed an agreement with Chameleon PR, a UK-public relations company on September 8, 2004 to plan and provide publicity as PlayBOX attempted to increase its visibility. This agreement is no longer in effect.

At present, PlayBOX has an agreement with Equal Records, a Swedish-based record label, that allows us to have a test version of our White Label interface running on their website (www.equalrecords.com).

Our Web Site

We have created a corporate web presence (www.play-box.com), which we use as an information portal to facilitate our marketing efforts. It gives us an easy, visual way to demonstrate our application and allow potential clients to find out more about PlayBOX services, pricing and product updates, client studies and links to strategic partners.

We believe that offering the PlayBOX Jukebox as a complimentary service to all users of the PlayBOX website will be essential in drawing traffic to our website and our clients’ songs and products. Once we have established a user base of at least 1,000 users, we will then attempt to build an additional revenue stream by offering advertising or promotions space on our website.

INTELLECTUAL PROPERTY

We own intellectual property rights relating to the PlayBOX online music application that includes trade secrets and copyright. We seek to protect our intellectual property by generally limiting access to it, treating portions of it as trade secrets and obtaining confidentiality or non-disclosure agreements from persons who are given access to it, including our developers.

Trademark Applications

PlayBOX made an initial trademark application for the name “PlayBOX” in the United Kingdom in 2004. The application was rejected due to identical applications already being in existence. We have been advised by legal counsel it may be possible to re-apply for trademark protection by adding a distinctive (not descriptive) logo or an extra word or words to the “PlayBOX” name. We plan to evaluate a re-submission for trademark application with a distinctive (not descriptive) logo or an extra word or words as our business progresses and if we have sufficient funds with which to pursue the trademark application.

Given the lack of success with our initial trademark application and the possible conflicting marks identified by our trademark searches, we cannot provide investors with any assurance that we will be able to achieve any trademark protection for the “PlayBOX” name online music application. As a result, third parties might be able to sell competing products with names incorporating these terms, and our ability to build goodwill and brand recognition for our products may be compromised. Further, there is a risk that a competitor or other business or person may claim that our use of the “PlayBOX” name in connection with our online music application violates the trademark or other intellectual property rights of the competitor or other business or person. We have not received any such claims to date.

Patents

PlayBOX Inc. filed for patent protection in the United Kingdom for the PlayBOX application as of January 31, 2004. PlayBOX Inc. decided not to proceed with the patent process after their research determined that similar technologies existed in the public domain. The patent application was allowed to lapse. Accordingly, we believe it is likely that we will not be able to obtain any patent protection for the PlayBOX on-line music application.

COMPLIANCE WITH GOVERNMENT REGULATION

In the United Kingdom, PlayBOX will need to acquire a Joint Online Download License through MCPS-PRS alliance (The Mechanical-Copyright Protection Society (MCPS), The Performing Right Society (PRS) and their operational alliance). This license will allow PlayBOX to sell copyrighted media through its networks on behalf of artists and record labels. The license covers all copyrighted works sold and a percentage of revenue earned from works sold is then paid monthly to the MCPS-PRS alliance. The cost to obtain the license includes a £500 (equal to approximately $1,010 based on a foreign exchange rate on July 10, 2007 of $2.02:£1.00) set-up fee, a £200 (equal to approximately $404 based on a foreign exchange rate on July 10, 2007 of $2.02:£1.00) per quarter ongoing license fee and a 8.5% revenue sharing fee. Given this expense, we have determined to pursue this license at such time as we sign up a client that would require that we obtain the license to sell copyrighted media through our networks.

In order to satisfy other UK government regulations, we have acquired an Entrust Secure Certificate, which ensures the security of the interface to users wishing to purchase content. In addition, we have acquired a Data Protection Certificate, which ensures the data that we capture from a user will not be passed to any third party that might cause damaging effects to that user.

Although our goal is to eventually launch our services in other countries, we do not have any current plans to expand beyond the UK. If we expand our services into other countries, we will have to analyze the government regulations that will apply to the operation of our business in these new markets. As we presently have no immediate plans to expand beyond the UK market, we have not yet ascertained what these government regulations will be and their impact on our cost of doing business in any new markets.

COMPETITION

The legal music download industry in which we operate only really took off in March 2004 with the launch of iTunes by Apple Inc. In the time since then, a large number of competitors have moved into this young marketplace, bringing new elements and innovations. In the last two years, the industry has become very vast, with many different offerings and products available.

Although we would like to eventually launch our services in other countries, our current focus is to market to artists and small- to medium-sized record labels in the UK. Our PlayBOX software and services focus on this niche in the music download marketplace, where there are still few competitors. At this stage we can break our competition down into Digital Music Services and Digital Download Service Providers. In the future, however, as the music industry takes more control of the online digital distribution of its content, the record labels/publishers, offline content distributors and well established artists/musicians likely will be looking at directly controlling the online download market with their own services.

The following is a breakdown of the main competitive elements that exist at this present moment:

Digital Music Services

A digital music service sells licensed music content to consumers online via a website or music application. For a music service to function, it needs to obtain access to as much content as possible, offering its consumers as much choice as possible. There are a number of models of services, each one aimed at creating the optimum user experience.

There are now a large number of these services worldwide and they all have unique elements that attract consumers. Apple Inc. is the present market leader—it has a market share of over 60% with its combined iTunes and iPod offerings. iTunes was one of the first legal digital music services and offers an end-to-end service for the consumer. Apple offers a free downloadable music application/library that allows users to manage and listen to music on their computer. From this application, the user can access the Internet and the iTunes music service, where they can sample and purchase music. This music is offered on an à-la carte/pay-as-you-go basis. This means a user can purchase one track at a time or a whole album. The opposite service to this is the subscription based service, such as Napster or Rhapsody, where a subscribed user has access to a set number of tracks for a monthly fee.

The following table shows the business models of the major competing digital music service providers:

Service	Core Offer	Payment Method	Unique Offering
iTunes	à-la-carte downloads	pay per song, music allowance accounts, gift certificates sold at iTunes and Apple Stores	audiobooks, share music samples via email, exclusive tracks and on- demand videos, customised playlists, transfer to portable player (iPod)
Napster 2.0	track streaming, customised streaming, à-la-carte downloads	monthly subscription for Napster Premium, pay per song, Napster Card sold at over 14,000 retailers	playlist recommendations and sharing, exclusive material (on- demand videos, free online music magazine, exclusive tacks, in- studio performances), transfer to portable player
Rhapsody	track streaming, customised streaming	monthly subscription, with additional charge for CD burning	access music from any PC
MusicMatch	track streaming, customised streaming, à-la-carte downloads	one-off fee for MusicMatch Jukebox Plus, pay per song thereafter	transfer to portable players, personalise CD package, new music recommendations based on customer playlist
OD2 (branded by HMV, Fnac, MSN, etc.)	track streaming, à-la- carte downloads	pre-payment credits (activities such as downloads and streams have different credit value), pay per song, subscription	discounts for products paid with credits, transfer to portable player, news and special features with artists

The way we differ from iTunes and the other major digital music services (other than OD2) is that we offer the services needed to distribute music content online directly to artists and record labels. OD2 does provide major companies and record labels with the ability to distribute content directly, but this service (and its higher pricing structure as compared to ours) is focused on large, well-financed clients that are not our target clientele.

Through our service, record labels or artists have the ability to distribute music online just like iTunes, with their own service, directly from their website, at a price point that we believe is attractive and affordable to individual artists and small- to medium-sized record companies. Our business model allows artists and record labels to sell their music at whatever price they wish on an à-la-carte (pay-as-you-go) basis.

Apple iTunes, Napster and the other digital music service providers are much larger and well-established than we are and have significantly more resources than we do. Although they do not currently provide distribution services directly to artists and record labels like we do (other than OD2, which focuses on major record companies and labels), there can be no assurance that they will not enter this market (or in the case of OD2, expand their market to include individual artists and small- to medium-sized record companies). It would be difficult for us to compete with such well-established, well-financed companies.

Digital Download Service Providers (DSP)

Our future goal is to be a digital download service provider by establishing our own online service to attract Internet users to our brand and our clients’ services. A digital download service provider offers the relevant services that allow a music company to start selling music downloads from their own personalised web shop. Some of the services offered include:

  Design and development
  ePayment
  Hosting
  Streaming bandwidth
  Tracking and reporting on the service
  Extra content to sell
  Music Download Chart Listing

In addition to these services, some digital download providers compile services through strategic partnerships with specialist service providers and then offer music companies an entire array of services that allow them to start trading music and other content online.

Market Leaders

There are a number of large competitors currently operating in this industry that provide digital music services, including:

  RealNetworks (www.realnetworks.com)
  Apple Inc. (www.apple.com/itunes)
  Microsoft (www.microsoft.com)
  Sony Online Entertainment (www.sonyconnect.com)
  Napster (www.napster.com)
  OD2/Loudeye (www.ondemanddistribution.com)

Apple is the frontrunner in this industry with almost 60% market share, driven mainly by their digital rights management software (Fairplay) and their iPod digital music device. Because iPod users must use Apple’s download platform iTunes to load music onto their iPod, Apple has essentially secured its own marketplace. OD2, which is the company behind MyCokeMusic, is the top supplier of white label music platforms across Europe. Its client base is music retailers, major brands that want to enhance their brand value by providing a music service, and Internet service provides, mobile phone companies and existing media providers that want to expand beyond the services they offer.

Apple, OD2 and the other DSPs listed above have aimed their services predominantly at large record labels and music publishers. There is always the risk that they might tailor their services towards our niche target market of artists and small- to medium-sized record labels. These companies have financial and other resources far in excess of ours, and it would be difficult for us to compete with them if they were to enter our niche market.

Our strategy is to differentiate ourselves from Apple, OD2 and other DSPs by targeting the niche market consisting of unsigned artists and small- to medium-sized record labels, and by offering them a complete solution to marketing their music catalogues online. We are not the first company to target this niche market, but we believe we are the first to offer artists the option of selling their music directly from their own website.

Our Most Direct Competitors

We believe the following companies, which are headquartered in the UK, currently form PlayBOX’s most direct competition with respect to our target markets:

  7 Digital Ltd. (www.7digital.com)
  MPP Global Ltd. (www.mppglobal.com)
  DA Recordings Ltd. (www.emusu.com)

These three companies, like us, are fairly new, having launched their services within the past two years. As such, none of them have significantly more experience than we do.

Both 7 Digital and MPP Global offer services that use very similar models to PlayBOX’s—that is, they provide a hosted solution running all client services. 7 Digital is a larger company than PlayBOX and focuses on more established artists and record labels as well as broadcast and retail companies in the UK, the United States and several other countries. 7 Digital’s products are more expensive than ours, a vital concern for independent acts and labels. In addition, we believe that 7 Digital does not offer the level of bespoke or customizable solutions or promotional services that we do.

MPP Global is also a larger company than we are and, like 7 Digital, targets more established artists and record labels as well as broadcast and retail companies in the UK, the United States, the EU and other parts of the world. MPP Global offers its clients the ability to sell individual music or video downloads or subscriptions to music or video content; however, MPP Global’s set-up and monthly fees for these services are currently significantly higher than ours.

DA Recordings offers a service called emusu.com (this service was formerly known as Music Control). Like us, DA Recordings is a small company specifically focused on providing services similar to our services to unsigned artists and record labels in the UK. However, based on our understanding of DA Recording’s current business model and pricing, we believe that we provide more features and a higher level of promotional support at a competitive price-point.

EMPLOYEES

As of the date of this prospectus, we have one full-time employee, namely Mr. Robert Burden, our sole director and executive officer.

RESEARCH AND DEVELOPMENT EXPENDITURES

We have spent the following amounts on research and development activities, which activities have been comprised of product and corporate development:

	Six months ended March 31, 2007	Fiscal Year ended September 30, 2006	Fiscal Year ended September 30, 2005	Cumulative From Incorporation (August 21, 2003) to March 31, 2007
Amount of Research and Development Expenditures	$nil	$1,081	$28,071	$29,152

SUBSIDIARIES

We have one wholly-owned subsidiary, namely PlayBOX UK.

REPORTS TO SECURITY HOLDERS

At this time, we are not required to provide annual reports to security holders. However, shareholders and the general public may view and download copies of all of our filings with the SEC, including annual reports, quarterly reports, and all other reports required under the Securities Exchange Act of 1934, by visiting the SEC site (http://www.sec.gov) and performing a search of our electronic filings. We plan to register our common stock under the Securities Exchange Act of 1934 concurrent with the effectiveness of this registration statement. Thereafter, annual reports will be delivered to security holders as required or they will be available online.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

PRESENTATION OF FINANCIAL INFORMATION

Effective March 24, 2006, we acquired 100% of the issued and outstanding shares of PlayBOX UK by issuing 12,000,000 shares of our common stock. Notwithstanding its legal form, our acquisition of PlayBOX UK has been accounted for as a reverse acquisition, since the acquisition resulted in the former shareholders of PlayBOX UK owning the majority of our issued and outstanding shares. Because Boyd Holdings Inc. (now PlayBOX (US) Inc.) was a newly incorporated company with nominal net non-monetary assets, the acquisition has been accounted for as an issuance of stock by PlayBOX UK accompanied by a recapitalization. Under the rules governing reverse acquisition accounting, the results of operations of PlayBOX (US) Inc. are included in our consolidated financial statements effective March 24, 2006. Our date of inception is the date of inception of PlayBOX UK, being August 21, 2003, and our financial statements are presented with reference to the date of inception of PlayBOX UK. Financial information relating to periods prior to March 24, 2006 is that of PlayBOX UK.

CRITICAL ACCOUNTING POLICIES

Development Stage Company

We are a development stage company as defined by Financial Accounting Standards No. 7. We are presently devoting all of our present efforts to establishing a new business. All losses accumulated since inception have been considered as part of our development stage activities.

Revenue Recognition

Revenues are recognized when all of the following criteria have been met under SAB No. 104, “Revenue Recognition in Financial Statements”: persuasive evidence of an agreement exists; delivery has occurred or services have been rendered; the fee is fixed or determinable; and collectibility is reasonably assured.

Revenue arises from the following sources: creation of web-based music interfaces; provision of hosting and bandwidth services; and revenue share services.

Revenues from the creation of web-based music interfaces come from set-up fees based on the number of tracks to be uploaded and the number of hours of development time to complete the interface and are recognized when all of the following SAB No. 104 criteria are met: a web-based interface development agreement is signed with an estimate of the total cost based on agreed upon specifications. Revenue from the development of web-based interfaces is recognized in accordance with the completed performance method. Under this method, revenue is recognized at the completion of the web-based interface as the service transaction taken as a whole can be deemed to have taken place on completion of the development. Collectibility is reasonably assured as the Company receives the agreed set-up fee prior to allowing access to the web-based interface.

Revenues from the provision of hosting and bandwidth services come from a one time hosting set-up fee and monthly fees based on disk space and bandwidth to be provided and are recognized when all of the following SAB No. 104 criteria are met: a website hosting agreement is signed with an initial term of six months and from month to month thereafter until terminated by either party. Each agreement has a hosting price structure where prices can be determined. Revenue from the one time set-up fee is deferred and recognized over the initial term of six months and revenue received from monthly fees is recognized at the end of the month, when hosting services, server bandwidth and customer support was made available to the client for the month. Collectibility is reasonably assured as the Company receives a one time set-up fee prior to the provision of the services. Monthly fees are received in advance of each month, which is recorded as deferred revenue, and are recognized when the monthly service is rendered.

Revenues from the revenue share services element come from a set revenue share percentage of music download purchases, as set out in each customer’s agreement and are recognized when all of the following SAB No. 104 criteria are met: a distributor agreement is signed with initial and renewal terms determined on a case-by-case basis. Revenue is recognized when the minimum revenue share threshold of £100, every payment period, is achieved. If the revenue share is less than £100, payments shall be carried over to the next due payment date. Collectibility is reasonably assured as the Company collects its revenue share directly from the secure online payment system which it utilizes prior to transferring net revenues to the customer.

Foreign Currency Translations

The Company’s functional currency is pounds sterling (“GBP”). The Company’s reporting currency is the U.S. dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)	Non-monetary assets and liabilities, and equity at historical rates, and
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period.

Translation of balances from the functional currency into the reporting currency is conducted as follows:

ii)	Assets and liabilities at the rate of exchange in effect at the balance sheet date,
ii)	Equity at historical rates, and
iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of shareholders’ equity as a component of comprehensive income or loss. Upon sale or liquidation of the net investment in the foreign entity the amount deferred will be recognized in income.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following summary of our results of operations should be read in conjunction with our audited consolidated financial statements and our unaudited interim consolidated financial statements that are included herein. References to fiscal 2006 and fiscal 2005 are to our fiscal years ended September 30, 2006 and 2005, respectively.

	Six Months Ended March 31, 2007	Six Months Ended March 31, 2006			Cumulative from
					Incorporation
			Year Ended	Year Ended	(August 21, 2003)
			September 30,	September 30,	to March 31,
			2006	2005	2007
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Unaudited)
Revenues:
Sales	$290	$263	$540	$381	$1,211
Cost of Sales	-	-	-	777	777
Net Revenues	$290	$263	$540	$(396)	$434
General and
Administrative Expenses:
Intellectual Property	$-	$(2,500,000)	$(2,500,000)	$-	$(2,500,000)
Salaries and Benefits	(11,546)	(29,625)	(50,253)	(69,284)	(157,065)
Accounting and Auditing	(40,050)	(11,902)	(83,809)	(30,528)	(183,911)
Rent	(5,805)	(5,253)	(10,806)	(11,101)	(32,240)
Office and Miscellaneous	(3,660)	(1,701)	(2,860)	(6,056)	(12,895)
Development	-	(1,051)	(1,081)	(28,071)	(29,152)
Travel and Entertainment	(856)	(595)	(868)	(955)	(3,545)
Depreciation	(380)	(304)	(580)	(641)	(1,699)
Marketing and Public Relations	-	-	-	(20,783)	(31,325)
Consulting and Technical Support	(58,825)	-	(18,726)	(7,264)	(86,626)
Legal	(17,939)	-	(53,705)	(1,665)	(74,215)
Filing Fees	(2,475)	-	(2,725)	-	(5,200)
Transfer Agent Fees	(85)	-	(1,905)	-	(1,990)
Bank Charges	(445)	-	(460)	-	(905)
Shareholder Communications	(18,000)	-	-	-	(18,000)
Loss from Operations	$(159,776)	$(2,550,168)	$(2,727,238)	$(176,744)	$(3,138,334)

Key factors affecting our results of operations are discussed as follows:

Revenue

We achieved our initial sales from the PlayBOX online music application in fiscal 2005. We achieved $540 in further sales in fiscal 2006 and $290 in the six months ended March 31, 2007. Our initial sales have been attributable to sales of web hosting services that we provide to The Little Bazaar, which is our initial and only current paying customer. Our sales continue to be insignificant in terms of our overall operating expenses.

Our costs of sales are primarily comprised of costs to our network service provider that provides us with the network services that we require in order to enable us to provide web hosting services to customers.

Intellectual Property

We have determined that the carrying amount of the PlayBOX intellectual property was not recoverable and impaired in accordance with paragraph 34 of SOP 98-1 and FASB 144. As a result, we have written-off the cost to us of $2,500,000 when we acquired the PlayBOX intellectual property on March 31, 2006.

Salaries and Benefits

Salaries and benefits are primarily comprised of salary paid to Robert Burden, our sole executive officer and employee. Our salaries and benefits decreased to $50,253 in fiscal 2006 as compared to $69,284 in fiscal 2005 because Mr. Burden agreed to lower his monthly salary starting July 1, 2006 and also because we did not issue any shares associated with salaries or benefits during fiscal 2006. Our salaries and benefits decreased to $11,546 for the six months ended March 31, 2007 as compared to $29,625 for the six months ended March 31, 2006 because Mr. Burden agreed to lower his monthly salary starting on July 1, 2006 and also because certain consulting fees that we paid to DeBondo Capital Limited, a related party to us, were recorded in this line item in our unaudited interim consolidated financial statements for the six months ended March 31, 2006, but were recorded separately under the line item “Consulting and Technical Support” for the six months ended March 31, 2007.

Accounting and Auditing

Accounting and auditing expenses are attributable to the preparation and audit of our financial statements.

Our accounting and auditing expenses increased substantially in fiscal 2006 (to $83,809) compared to fiscal 2005 ($30,528) as we completed the preparation and audit of our financial statements in connection with our filing of a registration statement with the United States Securities and Exchange Commission. Our accounting and auditing expenses increased in the six months ended March 31, 2007 ($40,050) compared to the six months ended March 31, 2006 ($11,902) for the same reason.

Rent

Rent expense was attributable to amounts paid on account of our rent of shared office premises in London, England. We originally paid these amounts to Outlander Management until we replaced our agreement with Outlander Management with our agreement with Azuracle on July 1, 2005. Our rent expense remained substantially similar in fiscal 2006 as compared to fiscal 2005 and in the six months ended March 31, 2007 as compared to the six months ended March 31, 2006.

Office and Miscellaneous

Office and miscellaneous expenses are comprised of general office and administrative expenses not covered under our agreement with Azuracle. These expenses decreased to $2,860 in fiscal 2006 as compared to $6,056 in fiscal 2005 due to a decrease in expenses related to telephone long distance and computer supplies. These expenses increased to $3,660 in the six months ended March 31, 2007 as compared to $1,701 in the six months ended March 31, 2006.

Development Costs

Our development costs are comprised of development expenses paid to Xeris to upgrade the White Label, Aggregator and Bespoke interfaces and the integration of e-commerce and hosting functionality and a digital rights management interface. This work was completed in fiscal 2005, at a cost of $28,071 in that fiscal year. Development costs decreased to $1,081 during fiscal 2006 (and to $nil for the six months ended March 31, 2007 from $1,051 for the six months ended March 31, 2006) because we completed this work in fiscal 2005.

Marketing and Public Relations

Our marketing and public relations expenses were comprised primarily of amounts paid to Outlander Management in fiscal 2005 in connection with the marketing of our PlayBOX online music application. These expenses decreased to $nil for fiscal 2006 as compared to $20,783 for fiscal 2005, primarily as a result of our termination of our services agreement with Outlander Management on June 30, 2005. We had no marketing and public relations expenses for the six month periods ended March 31, 2007 and 2006 for this same reason.

Consulting and Technical Support

Our consulting and technical support expenses in fiscal 2005 were comprised of payments due under a consulting agreement for IT services with Outlander Management, a related party to us. Although we wound up this agreement with Outlander Management on June 30, 2005, our consulting and technical support expenses increased from $7,264 in fiscal 2005 to $18,726 in fiscal 2006 as a result of a consulting services agreement we entered into with DeBondo Capital Limited, a related party to us, on August 1, 2006. For the six month period ended March 31, 2007, we recorded $58,825 in consulting fees that we paid to DeBondo Capital Limited in this line item. We did not record any consulting and technical support expenses for the six month period ended March 31, 2006, because we recorded $29,387 in consulting fees that we paid to DeBondo Capital Limited in the line item “Salaries and Benefits” during such period.

Legal

Our legal expenses to date have been attributable to expenses related to our organization and the preparation and filing of a registration statement with the United States Securities and Exchange Commission. Our legal expenses increased significantly to $53,705 in fiscal 2006 as compared to $1,665 in fiscal 2005 due to the commencement of the preparation and filing of our registration statement and related matters. Our legal expenses increased to $17,939 in the six months ended March 31, 2007 as compared to $nil for the six months ended March 31, 2006 for this same reason.

Filing

We incurred filing expenses of $2,725 in fiscal 2006 (and $2,475 in the six months ended March 31, 2007) in connection with the filing of financial statements as a new company, as compared to $nil in both fiscal 2005 and the six months ended March 31, 2006.

Loss from Operations

Our loss from operations increased to $2,727,238 in fiscal 2006 from $176,744 in fiscal 2005, primarily due to our write-off of the $2,500,000 cost of our acquisition of the PlayBOX intellectual property on March 31, 2006. Our accounting and auditing expenses and our legal expenses also increased significantly from fiscal 2005 to fiscal 2006, primarily in connection with our preparation and filing of a registration statement with the Securities and Exchange Commission. Our loss from operations decreased to $159,776 in the six months ended March 31, 2007 as compared to $2,550,274 in the six months ended March 31, 2006 primarily due to our write-off of the cost of our acquisition of the PlayBOX intellectual property, although we did experience significant increases in our accounting and auditing expenses, consulting and technical support expenses and legal expenses during the six months ended March 31, 2007 as compared to during the six months ended March 31, 2006.

LIQUIDITY AND CAPITAL RESOURCES

We had cash of $26,433 and a working capital deficit of $128,755 as at September 30, 2006, compared to cash of $3,027 and a working capital deficit of $75,591 at September 30, 2005. At March 31, 2007, we had cash of $5,239 and a working capital deficit of $290,631.

Acquisition of PlayBOX UK

We raised an aggregate of $200,000 in financing in connection with our acquisition of PlayBOX UK. This financing included (i) a private placement of 4,500,000 shares of our common stock at a price of $0.01 per share for proceeds of $45,000 on May 31, 2005, (ii) a private placement of 705,139 shares of our common stock at a price of $0.05 per share for total proceeds of $35,257 on March 24, 2006 and (iii) a loan of $130,000 from Hillside Investment Corporation on March 24, 2006. Hillside subsequently converted its loan into 520,000 shares of our common stock upon the completion of our acquisition of ownership of the PlayBOX online music application on March 31, 2006.

Cash used in Operating Activities

We used cash of $85,058 in operating activities during the six months ended March 31, 2007, $233,313 during fiscal 2006 and $163,626 during fiscal 2005. Since inception, we have used cash of $525,971 in operating activities. We have applied cash generated from financing activities to fund cash used in operating activities.

Cash from Investing Activities

We acquired cash from investing activities of $130,626 during fiscal 2006 upon completion of our acquisition of PlayBOX UK. We used cash of $712 during fiscal 2005, which was attributable to purchases of equipment. We did not acquire cash from investing activities during the six months ended March 31, 2007.

Cash from Financing Activities

We received $66,932 from financing activities during the six months ended March 31, 2007, $130,018 during fiscal 2006 and $170,187 during fiscal 2005.

PlayBOX Inc. advanced $159,064 to PlayBOX UK during the period from inception to September 30, 2005. This amount was converted into shares of PlayBOX UK on April 28, 2005, which shares were then exchanged for shares of our common stock upon completion of the Share Exchange Agreement on March 24, 2006. As a result, no amount of this loan is outstanding.

We obtained a loan of $130,000 from Hillside Investment Corporation in March 2006 in order to enable us to complete our acquisition of PlayBOX UK. Upon the completion of our acquisition of the intellectual property rights to the PlayBOX online music application, Hillside agreed to convert this loan into 520,000 common shares of our common stock at $0.25 per share. Accordingly, no amount of this loan is outstanding.

We completed a financing in the amount of $75,000 on July 14, 2006 through the sale of 300,000 shares of our common stock at $0.25 per share. We completed an additional financing in the amount of $80,000 on May 25, 2007 through the sale of 320,000 units at $0.25 per unit, with each unit consisting of one share of our common stock and one share purchase warrant exercisable to acquire one share of our common stock at a price of $0.50 per share, expiring on May 25, 2009. The July 14, 2006 share issuance and the May 25, 2007 unit issuance were both completed pursuant to Rule 903 of Regulation S of the Securities Act of 1933.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive business activities. For these reasons our former auditors, Staley Okada & Partners, stated in their report that they have substantial doubt we will be able to continue as a going concern.

PLAN OF OPERATIONS

Our plan of operations for the next twelve months is to complete the following objectives within the time periods and budgets specified:

1.

We plan to carry out sales and marketing of our PlayBOX online music service with the objective of securing sales of our White Label interface to music artists and our Aggregator interface to record labels. Our Bespoke interfaces will be targeted predominantly towards companies involved in the music industry. We plan to undertake a number of marketing and promotional campaigns over the next 12 months with the objective of establishing sales momentum. We estimate $7,000 per month will be spent on our proposed marketing campaigns and promotions in that 12-month period, for anticipated total annual expenditures of $84,000. This amount is comprised in large part of a salary to Mr. Robert Burden, our sole executive officer and director, who will carry out the bulk of our marketing and promotional activities. Mr. Burden’s salary was £30,000 per annum ($60,600 per annum based on a foreign exchange rate on July 10, 2007 of $2.02:£1.00); however, effective July 1, 2006, Mr. Burden has agreed to a salary reduction, such that his salary is approximately £12,000 per annum ($24,240 per annum based on a foreign exchange rate on July 10, 2007 of $2.02:£1.00).

2.

We anticipate spending approximately $10,000 over the next 12 months to various third parties to run our PlayBOX service. These parties’ elements are: (i) dedicated server through Open Hosting Ltd., (ii) ePDQ payment interface, provided by Barclaycard UK, (iii) Digital Rights Management Interface, provided by IFDNRG Ltd., (iv) the administration of these elements in the PlayBOX system.

3.	We anticipate spending approximately $17,000 over the next twelve months in continuing the upgrading, development and design of our PlayBOX system.

4.

We anticipate spending approximately $2,000 in ongoing general and administrative expenses per month for the next twelve months, for a total anticipated expenditure of $24,000 over the next twelve months. The general and administrative expenses for the year will consist primarily of rent and office services, technical support and hosting services and general office expenses.

5.

We anticipate spending approximately $40,000 in completing this filing of this registration statement and becoming a reporting company under the Securities Exchange Act of 1934. These expenses will consist primarily of professional fees relating to the completion of this offering.

These planned expenditures total $175,000 over the next twelve months.

FUTURE FINANCING NEEDS

We anticipate that our planned expenditures over the next twelve months in the amount of $175,000 will exceed our cash reserves and working capital. While this amount will be offset by any gross profits that we earn from sales of our PlayBOX online music application, we anticipate that our cash and working capital will not be sufficient to enable us to undertake our plan of operations over the next twelve months without our obtaining additional financing. We anticipate based on our current cash and working capital deficit and our planned expenses that we will not be able to fund our operations beyond the next few months without additional financing. We anticipate that we will require financing in the amount of approximately $390,000 in order to carry out our plan of operations for the next twelve months.

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing stockholders. We believe that debt financing will not be an alternative for funding of our planned activities as we do not have tangible assets to secure any debt financing.

We have not entered into any financing agreements and we cannot provide investors with any assurance that any financing we obtain will be sufficient to fund our plan of operations. At this time, all potential investors and all discussions are taking place outside of the United States. We may also seek to obtain additional financing from our principal shareholders, although none of our shareholders have committed to advance any shareholder loans to us. In the absence of such financing, we may not be able to continue our plan of operations beyond the next few months and our business plan will fail. If we do not continue to obtain additional financing, we will be forced to abandon our plan of operations and our business activities.

OFF-BALANCE SHEET ARRANGEMENTS

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DESCRIPTION OF PROPERTIES

Our executive office is located at Suite 5.12, 130 Shaftesbury Avenue, London, England W1D 5EU. We occupy these premises under a contract with Azuracle, which provides us with office space in shared office premises and administration services, including telephone, reception and Internet access services in consideration of a management fee of £500 per month ($1,010 per month based on a foreign exchange rate on July 10, 2007 of $2.02:£1.00).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;

  Any person proposed as a nominee for election as a director;

  Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

  Any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

Annette Cocker

Annette Cocker, our initial director and officer, acquired 500,000 shares of our common stock effective May 31, 2005, at a price of $0.001 per share. Ms. Cocker paid a total purchase price of $500 for these shares. Annette Cocker is the wife of Timothy M. Cocker, Director of MIR Technologies LLC, one of the four entities that had a license with respect to intellectual property rights in the PlayBOX application, which license was terminated on March 31, 2006, concurrent with our acquisition of the intellectual property rights in the PlayBOX application.

Robert Burden

Robert Burden is our sole officer and director. Prior to our acquisition of PlayBOX UK, Mr. Burden was the managing director and a shareholder of PlayBOX UK. Under the share exchange agreement whereby we acquired PlayBOX UK as our wholly-owned subsidiary on March 24, 2006, Mr. Burden received 1,410,072 shares in our company in exchange for his shares in PlayBOX UK. Upon the acquisition of PlayBOX UK, Mr. Burden was appointed to replace Ms. Cocker as our sole officer and director.

Mr. Burden provides his services as managing director and employee of PlayBOX UK under contracts between Mr. Burden and PlayBOX UK dated April 13, 2004. Mr. Burden is obligated to devote his full business time to our business. Mr. Burden’s salary was £30,000 per annum ($60,600 per annum based on a foreign exchange rate on July 10, 2007 of $2.02:£1.00); however, effective July 1, 2006, Mr. Burden has agreed to a salary reduction, such that his salary is approximately £12,000 per annum ($24,240 per annum based on a foreign exchange rate on July 10, 2007 of $2.02:£1.00). In addition, PlayBOX UK agreed to issue to Mr. Burden up to maximum of 245,000 ordinary shares of PlayBOX UK. By agreement, all 245,000 shares were issued to Mr. Burden prior to the execution of the Share Exchange Agreement. These shares were exchanged for 1,410,072 shares of our common stock upon completion of our acquisition of PlayBOX UK. No additional shares are issuable to Mr. Burden pursuant to his employment contract.

PlayBOX Inc.

PlayBOX Inc. was one of the founding shareholders of PlayBOX UK and funded PlayBOX UK’s initial corporate activities. PlayBOX UK entered into a loan agreement dated October 4, 2003 with PlayBOX Inc. whereby PlayBOX Inc. agreed to extend a secured loan facility to PlayBOX UK in the maximum amount of £150,000 ($303,000, based on the foreign exchange rate on July 10, 2007 of $2.02:£1.00). As at April 28, 2005, PlayBOX UK’s outstanding debt to PlayBOX Inc. under the secured loan facility was $159,064. PlayBOX UK and PlayBOX Inc. entered into a debt settlement agreement on April 28, 2005 whereby the outstanding debt was settled by the issuance to PlayBOX Inc. of 1,075,000 Ordinary A shares in the capital of PlayBOX UK. PlayBOX Inc. subsequently exchanged these shares for shares of our common stock upon completion of the Share Exchange Agreement on March 24, 2006.

PlayBOX Inc. was issued 9,956,835 shares of our common stock on March 24, 2006 upon the completion of our acquisition of PlayBOX UK pursuant to the Share Exchange Agreement. These shares were issued by us in exchange for PlayBOX Inc.’s shares in PlayBOX UK. The cost to PlayBOX Inc. of its shares in PlayBOX UK was $170,683, being: (i) $159,064 for the shares issued upon the debt settlement, (ii) £1 ($2 based on a foreign exchange rate on August 21, 2003 of $1.5845: £1.0000) for the purchase of its initial shares of PlayBOX UK, and (iii) £6,549 ($11,617 based on a foreign exchange rate on April 30, 2004 of $1.7744: £1.0000) for a subsequent purchase of shares of PlayBOX UK. PlayBOX Inc. subsequently transferred 4,125,000 shares to five of the selling shareholders named herein in private transactions.

PlayBOX Inc. and The Keydata Technology Partnership 1 LLP

We purchased the PlayBOX online music application from PlayBOX Inc. on March 31, 2006 pursuant to an intellectual property acquisition agreement between us and PlayBOX Inc. dated March 31, 2006. This acquisition followed the concurrent re-acquisition by PlayBOX Inc. of the intellectual property from The Keydata Technology Partnership 1 LLP. We issued 10,000,000 shares of our common stock to PlayBOX Inc. in consideration of these intellectual property assets. PlayBOX Inc. in turn transferred 10,000,000 shares of our common stock to The Keydata Technology Partnership 1 LLP in connection with the acquisition of the PlayBOX application from The Keydata Technology Partnership 1 LLP.

The Keydata Technology Partnership 1 LLP was not a party that was related to us at the time of our execution of the asset purchase agreement with PlayBOX Inc. The Keydata Technology Partnership 1 LLP became one of our principal shareholders as a result of the completion of these transactions. The Keydata Technology Partnership 1 LLP is a limited liability partnership organized under the laws of the United Kingdom. We are advised that there are 165 equity partners in The Keydata Technology Partnership 1 LLP and that Mr. Stuart Ford is the administrator of the partnership and a designated partner. The divestiture by The Keydata Technology Partnership 1 LLP of the PlayBOX online music application was approved by the limited partners at an extraordinary general meeting of the limited partners called for that purpose of approving the transaction.

The Keydata Technology Partnership 1 LLP is not a related party to PlayBOX Inc.

Each of these agreements is described in detail above under “Organization since Incorporation” and “Description of Business – Corporate Organization.”

Outlander Management

Outlander Management, a private corporation that was one of PlayBOX UK’s founding shareholders and provided administration services to PlayBOX UK, was issued 575,540 shares of our common stock on March 24, 2006 in exchange for the shares of PlayBOX UK held by Outlander Management. The cost to Outlander Management of its shares in PlayBOX UK was £1,000 ($1,774 based on a foreign exchange rate on April 30, 2004, of $1.7744:£1.0000) .

As indicated in the table below, we did not pay or accrue any fees to Outlander Management during fiscal 2006, but we did pay or accrue certain fees to Outlander Management during fiscal 2005 in respect of administrative services provided by Outlander Management:

Expense	Year ended September 30, 2006	Year ended September 30, 2005
Accounting	$Nil	$6,661
Legal fees	$Nil	$1,665
Marketing and Public Relations	$Nil	$16,652
Rent	$Nil	$8,326
Consulting and Technical Support	$Nil	$5,828

As of June 30, 2005, Outlander Management no longer provided such services to us. As at September 30, 2005, we had an amount payable to Outlander Management of $23,532 for management services. This amount increased to $24,998 as of September 30, 2006 and to $26,197 as of March 31, 2007 due to a change in the foreign exchange rate between the British pound and the U.S. dollar.

Azuracle

As at September 30, 2005, we owed $2,644 to Azuracle for rent for the period from July 1 to September 30, 2005. As at September 30, 2006, we owed $14,045 to Azuracle for rent payments up to that date. As at March 31, 2007, we owed $20,606 to Azuracle for rent payments up to that date. Azuracle is a related party to us because Azuracle had a director in common with Outlander Management, one of our promoters, during an approximately two-month period from November to December 2004. The name of the director in common is Ulrik Debo, who has served as director of Azuracle since November 2004. Mr. Debo served as director of Outlander Management from February to December 2004. Azuracle has agreed to defer the payment of the outstanding amounts which we owe them until such time as we have arranged and received sufficient funding to pay our accrued liabilities.

DeBondo Capital Limited

As at September 30, 2006, we owed $18,726 to DeBondo Capital Limited under a consulting services agreement that we entered into with them on August 1, 2006. As at March 31, 2007, we owed $77,550 to DeBondo Capital Limited under this agreement. DeBondo Capital Limited is a related party to us because it has a director in common (Ulrik Debo) with Azuracle, which is a related party to us as described in the immediately preceding paragraph.

DeBondo Capital Inc.

As at September 30, 2005, we owed £3,871 ($6,824 based on a foreign exchange rate on September 30, 2005 of $1.7628:£1.000) to DeBondo Capital Inc. for advances made to pay for some of our expenses. This amount increased to $7,249 as at September 30, 2006 and to $7,597 as at March 31, 2007 as a result of a change in exchange rates. DeBondo Capital Inc. is a related party to us because it has a director in common with Outlander Management, one of our promoters. The name of the director in common is Joachim Bondo. The advances from DeBondo Capital Inc. were made at our request in order to provide funds for our operating expenses. The advances are not subject to any written loan or other agreement and are not subject to any interest accrual. The advances are payable upon demand, but DeBondo Capital Inc. has agreed to defer the payment of the outstanding amount that we owe them until such time as we have arranged and received sufficient funding to pay our accrued liabilities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.'s OTC Bulletin Board, subject to the effectiveness of the registration statement of which this prospectus forms a part and also subject to the registration of our common stock under section 12(g) of the Securities Exchange Act of 1934, as amended. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we had 59 registered stockholders.

Rule 144 Shares

There are no shares of our common stock available for resale to the public in accordance with the requirements of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	1% of the number of shares of the company’s common stock then outstanding; or

2.	the average weekly trading volume of the company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Registration Rights

We agreed to register the resale of the 520,000 shares of our common stock issued in the March 31, 2006 debt conversion. We have not granted registration rights to the selling stockholders or to any other person.

Options, Warrants and Other Convertible Securities

As of the date of this prospectus, we have 320,000 issued and outstanding warrants that allow the holders thereof to acquire an aggregate of 320,000 shares of our common stock at an exercise price of $0.50 per share. Such warrants expire on May 25, 2009. Other than such warrants, there are no other options, warrants or other securities outstanding that are convertible into shares of our common stock.

Dividends

There are no restrictions in our Articles of Incorporation or by-laws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain compensation information as to our president and chief executive officer, Robert Burden, for the fiscal years ended September 30, 2006 and September 30, 2005. We do not have any other executive officers.

No compensation was paid to Mr. Burden other than the cash and stock option compensation set forth below.

Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compen -sation ($)
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Awards	Securities Under- lying Options/ SARS (#)	LTIP payouts ($)
Robert Burden, President(2)(3)	2006 2005 2004	45,314 63,801 24,120	Nil Nil Nil	Nil 3,916(1) 733(1)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)	Comprised of the issuance of ordinary shares of PlayBOX UK which were subsequently exchanged for 1,410,072 shares of our common stock upon completion of our acquisition of PlayBOX UK.

(2)	Mr. Burden has been our chief executive officer since March 24, 2006. Compensation amounts for the fiscal years ended September 30, 2005 and 2004 were paid by PlayBOX UK.

(3)

Ms. Annette Cocker was our chief executive officer from April 1, 2005, the date of our incorporation, to March 24, 2006, the date she was replaced by Mr. Burden. We did not pay any compensation to Ms. Cocker during this period.

Employment Agreements

Robert Burden provides his services as managing director and employee of PlayBOX UK under contract between Mr. Burden and PlayBOX UK dated April 13, 2004. Mr. Burden’s salary was £30,000 per annum ($60,600 per annum based on a foreign exchange rate on July 10, 2007 of $2.02:£1.00); however, effective July 1, 2006, Mr. Burden has agreed to a salary reduction, such that his salary is approximately £12,000 per annum ($24,240 per annum based on a foreign exchange rate on July 10, 2007 of $2.02:£1.00). In addition, PlayBOX UK agreed to issue to Mr. Burden 245,000 ordinary shares of PlayBOX UK. By agreement, all 245,000 shares were issued to Mr. Burden prior to the execution of the Share Exchange Agreement. These shares were exchanged for 1,460,072 shares of our common stock upon completion of our acquisition of PlayBOX UK. No additional shares are issuable to Mr. Burden pursuant to his employment contracts.

Compensation of Directors

We do not pay our directors any fees or other compensation for acting as directors. We have not paid any fees or other compensation to any of our directors for acting as directors to date.

Stock Option Grants

We have never granted any stock options to our directors and officers.

Exercises of Stock Options and Year-End Option Values

None of our directors or officers exercised any stock options (i) during our most recent fiscal year ended September 30, 2006, or (ii) since the end of our most recent fiscal year on September 30, 2006.

Outstanding Stock Options

Our director and officer does not hold any options to purchase any shares of our common stock.

FINANCIAL STATEMENTS

The following financial statements of PlayBOX (US) Inc. are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

PLAYBOX (US) INC. (INTERIM CONSOLIDATED – UNAUDITED)

  Consolidated Balance Sheets as at March 31, 2007 and September 30, 2006

  Interim Consolidated Statements of Operations for the three month periods ended March 31, 2007 and 2006, the six month periods ended March 31, 2007 and 2006 and for the period from incorporation (August 21, 2003) to March 31, 2007

  Interim Consolidated Statements of Cash Flows for the six month periods ended March 31, 2007 and 2006 and for the period from incorporation (August 21, 2003) to March 31, 2007

  Notes to Interim Consolidated Financial Statements

PLAYBOX (US) INC. (CONSOLIDATED - AUDITED)

  Report of Independent Registered Public Accounting Firm dated November 2, 2006

  Consolidated Balance Sheets as at September 30, 2006 and 2005

  Consolidated Statements of Changes in Stockholders’ Deficiency for the period from incorporation (August 21, 2003) to September 30, 2006

  Consolidated Statements of Operations for the years ended September 30, 2006 and 2005 and for the period from incorporation (August 21, 2003) to September 30, 2006

  Consolidated Statements of Cash Flows for the years ended September 30, 2006 and 2005 and for the period from incorporation (August 21, 2003) to September 30, 2006

  Notes to Consolidated Financial Statements

PLAYBOX (US) INC.

(Formerly Boyd Holdings Inc.)

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2007

(Unaudited)

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF OPERATIONS

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Consolidated Balance Sheets

	March 31,	September 30,
	2007	2006
ASSETS	(Unaudited)	(Audited)
Current
Cash	$5,239	$26,433
Accounts receivable	1,472	1,273
	6,711	27,706
Equipment, net of $1,806 accumulated depreciation	255	568
	$6,966	$28,274

LIABILITIES
Current
Accounts payable	$132,504	$52,354
Accrued liabilities	32,888	39,089
Due to related parties (Note 2)	131,950	65,018
	297,342	156,461

STOCKHOLDERS’ DEFICIENCY
Capital Stock
Common Stock
Authorized: 100,000,000 common shares with $0.001 par
value
Issued: 28,525,139 common shares (March 31, 2007 and
September 30, 2006)	28,525	28,525
Additional paid-in capital	2,826,375	2,826,375
Preferred Stock
Authorized: 5,000,000 shares with $0.001 par value
Issued: Nil	-	-

Accumulated comprehensive loss	(9,039)	(6,038)
Deficit accumulated during the development stage	(3,136,237)	(2,977,049)
	(290,376)	(128,187)
	$6,966	$28,274

Contingency (Note 1)

- See Accompanying Notes -

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

					Cumulative
					From
					Incorporation
	For the Three	For the Three	For the Six	For the Six	August 21,
	Months Ended	Months Ended	Months Ended	Months Ended	2003 to
	March 31,	March 31,	March 31,	March 31,	March 31,
	2007	2006	2007	2006	2007

Sales	$146	$176	$290	$263	$1,211

Direct Costs	-	-	-	-	777

Gross Profit	146	176	290	263	434
General and Administrative
Expenses
Accounting and auditing	10,931	3,988	40,050	11,902	183,911
Bank charges	219	-	445	-	905
Consulting and technical support	-	-	58,825	-	86,626
Depreciation	169	152	380	304	1,699
Development costs	-	1	-	1,051	29,152
Filing fees	1,070	-	2,475	-	5,200
Intellectual property	-	2,500,000	-	2,500,000	2,500,000
Shareholder communications	18,000	-	18,000	-	18,000
Legal	8,061	-	17,939	-	74,215
Marketing and public relations	-	-	-	-	31,325
Office	840	943	3,660	1,701	12,895
Rent	2,931	2,629	5,805	5,253	32,240
Salaries and wages	32,411	14,827	11,546	29,625	157,065
Transfer agent	-	-	85	-	1,990
Travel and entertainment	9	272	856	595	3,545
Total General and Administrative
Expenses	74,641	2,522,812	160,066	2,550,431	3,138,768

Loss from Operations	(74,495)	(2,522,636)	(159,776)	(2,550,168)	(3,138,334)

Other Income (Expense)
Foreign exchange gain	519	-	580	-	1,404
Interest income (expense)	(7)	(128)	8	(106)	693

Net Loss	$(73,983)	$(2,522,764)	$(159,188)	$(2,550,274)	$(3,136,237)

Weighted Average Shares
Outstanding – basic and diluted	28,525,139	12,000,000	28,525,139	12,000,000

Loss per Share – Basic and Diluted	$(0.00)	$(0.21)	$(0.01)	$(0.21)

- See Accompanying Notes -

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows
(Unaudited)

			Cumulative
			From
			Incorporation
	For the Six	For the Six	August 21,
	Months Ended	Months Ended	2003 to
	March 31,	March 31,	March 31,
	2007	2006	2007
Operating
Net Loss	$(159,188)	$(2,550,274)	$(3,136,237)
Items not involving cash:
Depreciation	380	304	1,699
Shares for consulting services	-	-	6,085
Shares for intellectual property	-	2,500,000	2,500,000
Changes in non-cash working capital items:
Accounts receivable	(199)	(2,818)	(1,472)
Accounts payable	80,150	26,831	79,928
Accrued liabilities	(6,201)	(16,531)	24,026
Net cash flows used in operations	(85,058)	(42,488)	(525,971)

Investing
Cash acquired on purchase –
Playbox Media Limited	-	162,796	162,796
Acquisition of property and equipment	-	-	(1,887)
Net cash flows from investing activities	-	162,796	160,909

Financing
Amounts due to related parties	66,932	(12,210)	131,950
Loan from a related party	-	-	159,064
Share issuances for cash	-	-	88,393
Net cash flows from financing activities	66,932	(12,210)	379,407

Effect of exchange rate changes	(3,068)	(898)	(9,106)

Net Increase (Decrease) in Cash	(21,194)	107,200	5,239
Cash - Beginning	26,433	3,027	-
Cash - Ending	$5,239	$110,227	$5,239

Supplemental Cash Flow Information
Cash paid for:
Income Taxes	$-	$-	$-
Interest	$-	$-	$-

- See Accompanying Notes -

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2007
(Unaudited)

1.	Basis of Presentation

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As at March 31, 2007, the Company has a working capital deficiency of $290,631 and an accumulated deficit of $3,136,237 since incorporation. The Company intends to continue funding operations through sales and equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next fiscal year. Thereafter, the Company will be required to seek additional funds, either through sales and/or equity financing, to finance its long-term operations. The successful outcome of future activities cannot be determined at this time, and there is no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. In response to these conditions, management intends to raise additional funds through future private placement offerings. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Unaudited Interim Consolidated Financial Statements

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with United States generally accepted accounting principals for interim financial information and with the instructions to Form 10-QSB of Regulation S-B. They do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However, except as disclosed herein, there have been no material changes in the information disclosed in the notes to the consolidated financial statements for the year ended September 30, 2006 included in the Company’s Form SB-2 filed with the Securities and Exchange Commission. The unaudited interim consolidated financial statements should be read in conjunction with those consolidated financial statements included in the Form SB-2. In the opinion of management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the six months ended March 31, 2007 are not necessarily indicative of the results that may be expected for the year ending September 30, 2007.

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 31, 2007
(Unaudited)

2.	Related Party Balances and Transactions

	a)	The amounts due and/or accrued to related parties of $131,950 (September 30, 2006 - $65,018) are non-interest bearing, unsecured and due on demand. Included in due to related parties are $26,197 (September 30, 2006 - $24,998) owing to a corporate shareholder of the Company, $7,597 (September 30, 2006 - $7,249) and $20,606 (September 30, 2006 - $14,045) owing to two separate companies with directors in common with a corporate shareholder of the Company, and $77,550 (September 30, 2006 - $18,726) owing to a company with an officer in common with a corporate shareholder of the Company.

	b)	During the period ended March 31, 2007, the Company paid $10,236 (March 31, 2006 - $26,263) in salary to its managing director.

	c)	During the period ended March 31, 2007, the Company paid $5,805 (March 31, 2006 - $5,253) for rent to a company with directors in common with a corporate shareholder of the Company.

	d)	During the period ended March 31, 2007, the Company paid $58,825 (March 31, 2006 - $Nil) for consulting fees to a company with an officer in common with a corporate shareholder of the Company.

The above transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

3.	Comparative Figures

Certain of the comparative figures have been reclassified to conform with the current year’s presentation.

4.	Subsequent Events

On May 25, 2007, the Company issued for cash 320,000 restricted units comprised of 320,000 shares at $0.25 and 320,000 share purchase warrants exercisable at $0.50 for two years from date of issuance.

PLAYBOX (US) INC.

(Formerly Boyd Holdings Inc.)

(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2006 and 2005

US FUNDS

Report of Independent Registered Public Accounting Firm

To the Stockholders of Playbox (US) Inc.:

We have audited the accompanying consolidated balance sheets of Playbox (US) Inc. (the “Company”) as at September 30, 2006 and 2005 and the related consolidated statements of changes in stockholders’ deficiency, operations and cash flows for each of the years ended September 30, 2006 and 2005 and the period from incorporation (August 21, 2003) to September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial positions of the Company as at September 30, 2006 and 2005, and the results of its operations and its cash flows for each of the years ended September 30, 2006 and 2005 and the period from incorporation (August 21, 2003) to September 30, 2006, in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is dependent upon financing to continue operations, had suffered recurring losses from operations and has total liabilities that exceed total assets. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, B.C., Canada	STALEY, OKADA & PARTNERS
November 2, 2006	CHARTERED ACCOUNTANTS

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)	Statement 1
(A Development Stage Company)
Consolidated Balance Sheets
US Funds

	September 30,	September 30,
ASSETS	2006	2005
Current
Cash	$26,433	$3,027
Accounts receivable	1,273	268
	27,706	3,295
Property and Equipment (Note 3)	568	1,148
	$28,274	$4,443

LIABILITIES
Current
Accounts payable	$52,354	$1,846
Accrued liabilities	39,089	34,870
Due to related parties (Note 9a)	65,018	33,000
Due to Boyd Holdings Inc. (Note 7)	-	9,170
	156,461	78,886
Going Concern (Note 1)

STOCKHOLDERS’ DEFICIENCY
Capital Stock
Common Stock
Authorized: 100,000,000 common shares with $0.001 par
value
Issued and fully paid: 28,525,139 (2005 – 12,000,000) shares
– Statement 2	28,525	12,000
Additional paid-in capital – Statement 2	2,826,375	166,542
Preferred Stock
Authorized: 5,000,000 shares with $0.001 par value
Issued and fully paid: Nil	-	-

Accumulated Comprehensive Loss – Statement 2	(6,038)	(2,113)
Deficit – Accumulated during the development stage – Statement 2	(2,977,049)	(250,872)
	(128,187)	(74,443)
	$28,274	$4,443

- See Accompanying Notes -

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)	Statement 2
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders’
Deficiency
US Funds

					Deficit
	Common Stock				Accumulated
			Additional	Accumulated	During the	Total
			Paid-in	Comprehensive	Development	Stockholders’
	Shares	Amount	Capital	Gain (Loss)	Stage	Deficiency
Shares issued for cash at $0.33 per
share – August 21, 2003	6	$-	$2	$-	$-	$2
Balance - September 30, 2003	6	-	2	-	-	2
Stock Split– April 30, 2004	570	-	-	-	-	-
Shares issued for cash at $0.003 per
share – April 30, 2004	4,344,749	4,345	9,046	-	-	13,391
Shares issued for consulting at
$0.003 per share -September 30,
2004	235,010	235	498	-	-	733
Loss for the year	-	-	-	-	(74,576)	(74,576)
Foreign currency translation
adjustment	-	-	-	710	-	710

Balance - September 30, 2004	4,580,335	4,580	9,546	710	(74,576)	(59,740)
Shares issued for consulting at
$0.003 per share -November 2,
2004	235,010	235	548	-	-	783
Shares issued for consulting at
$0.003 per share - February 1,
2005	235,010	235	548	-	-	783
Shares issued for consulting at
$0.025 per share – April 21, 2005	57,553	58	1,378	-	-	1,436
Shares issued for consulting at
$0.003 per share – April 28, 2005	705,042	705	1,645	-	-	2,350
Shares issued for debt at $0.026 per
share - April 28, 2005 (Note 6)	6,187,050	6,187	152,877	-	-	159,064
Loss for the year	-	-	-	-	(176,296)	(176,296)
Foreign currency translation
adjustment	-	-	-	(2,823)	-	(2,823)
Balance - September 30, 2005 -
Issued before acquisition	12,000,000	12,000	166,542	(2,113)	(250,872)	(74,443)
Acquisition of PlayBOX MEDIA
LIMITED- Recapitalization -
March 24, 2006 (Note 1)	5,705,139	5,705	(34,538)	-	-	(28,833)
Shares issued for debt at $0.25 per
share - March 31, 2006 (Note 5)	520,000	520	129,671	-	-	130,191
Shares issued for intellectual
property at $0.25 per share -
March 31, 2006 (Note 4)	10,000,000	10,000	2,490,000	-	-	2,500,000
Shares issued for cash at $0.25 per
share – July 14, 2006	300,000	300	74,700	-	-	75,000
Loss for the year	-	-	-	-	(2,726,177)	(2,726,177)
Foreign currency translation
adjustment	-	-	-	(3,925)	-	(3,925)

Balance – September 30, 2006	28,525,139	$28,525	$2,826,375	$(6,038)	$(2,977,049)	$(128,187)

- See Accompanying Notes -

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)	Statement 3
(A Development Stage Company)
Consolidated Statements of Operations
US Funds

			Cumulative
			From
			Incorporation
	For the	For the	August 21,
	Year Ended	Year Ended	2003 to
	September 30,	September 30,	September 30,
	2006	2005	2006
Sales	$540	$381	$921
Cost of Sales	-	777	777
Gross Margin	540	(396)	144
General and Administrative Expenses
Intellectual Property (Note 4)	2,500,000	-	2,500,000
Accounting and auditing	83,809	30,528	143,861
Legal	53,705	1,665	56,276
Salaries and benefits	50,253	69,284	145,519
Consulting and technical support	18,726	7,264	27,801
Rent	10,806	11,101	26,435
Office and miscellaneous	2,860	6,056	9,235
Filing fees	2,725	-	2,725
Transfer agent fees	1,905	-	1,905
Development	1,081	28,071	29,152
Travel and entertainment	868	955	2,689
Depreciation	580	641	1,319
Bank charges	460	-	460
Marketing and public relations	-	20,783	31,325
	2,727,778	176,348	2,978,702

Loss from Operations	(2,727,238)	(176,744)	(2,978,558)
Other Income
Foreign exchange gain	824	-	824
Interest income	237	448	685
Loss for the Year	$(2,726,177)	$(176,296)	$(2,977,049)

Loss per Share – Basic and Diluted	$(0.13)	$(0.13)

Weighted Average Shares Outstanding	20,308,319	1,388,658

Comprehensive Loss
Loss for the year	$(2,726,177)	$(176,296)	$(2,977,049)
Foreign currency translation adjustment	(3,925)	(2,823)	(6,038)
Total Comprehensive Loss for the Year	$(2,730,102)	$(179,119)	$(2,983,087)

Comprehensive Loss per Share	$(0.13)	$(0.13)

- See Accompanying Notes -

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)	Statement 4
(A Development Stage Company)
Consolidated Statements of Cash Flows
US Funds

			Cumulative
			From
			Incorporation
	For the	For the	August 21,
	Year Ended	Year Ended	2003 to
	September 30,	September 30,	September 30,
	2006	2005	2006
Operating
Loss for the year	$(2,726,177)	$(176,296)	$(2,977,049)
Items not involving an outlay of cash:
Depreciation	580	641	1,319
Shares for consulting services	-	5,352	6,085
Shares for intellectual property (Note 4)	2,500,000	-	2,500,000
Changes in non-cash working capital items:
Accounts receivable	(1,005)	569	(1,273)
Accounts payable	(2,068)	(2,305)	(222)
Accrued liabilities	(4,643)	8,413	30,227
	(233,313)	(163,626)	(440,913)

Investing
Cash acquired on purchase –
PlayBOX MEDIA Limited (Note 1)	130,626	-	130,626
Acquisition of property and equipment	-	(712)	(1,887)
	130,626	(712)	128,739

Financing
Due to Boyd Holdings Inc. (Note 7)	23,000	9,170	32,170
Amounts due to related parties	32,018	1,953	65,018
Loan from a related party (Note 6)	-	159,064	159,064
Share issuances for cash	75,000	-	88,393
	130,018	170,187	344,645

Effect of exchange rate changes on cash	(3,925)	(2,823)	(6,038)

Net Increase in Cash	23,406	3,026	26,433
Cash - Beginning of year	3,027	1	-
Cash - End of Year	$26,433	$3,027	$26,433

Income Taxes Paid	$-	$-	$-
Interest Paid	$-	$-	$-

Please refer to Note 12 for the supplemental schedule on non-cash investing and financing transaction.

- See Accompanying Notes -

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

1.	Organization and Going Concern

Organization

Boyd Holdings Inc. (the “Company” or "Boyd") was incorporated on April 1, 2005 under the laws of the State of Nevada. On April 12, 2006, the Company changed its name to Playbox (US) Inc.

By letter of intent dated April 18, 2005 and a Share Exchange Agreement ("Agreement") dated May 23, 2005 and as amended June 30, 2005 with PlayBOX MEDIA LIMITED ("Playbox"), a United Kingdom corporation, wherein Boyd agreed to issue to the shareholders of Playbox 12,000,000 Boyd shares in exchange for the 2,085,000 shares that constituted all the issued and outstanding shares of Playbox. On March 24, 2006, Playbox completed the reverse acquisition (“RTO”) under the Agreement with Boyd. Immediately before the date of the RTO, Boyd had 100,000,000 common shares authorized and 5,705,139 shares of common stock issued and outstanding. Pursuant to the RTO, all of the 2,085,000 issued and outstanding shares of common stock of Playbox were exchanged for 12,000,000 Boyd shares on an approximate 5.755 to 1 basis.

Immediately after the RTO, the management of Playbox took control of the board and officer positions of Boyd, constituting a change of control. Because the former owners of Playbox gained control of Boyd, the transaction would normally have been considered a purchase by Playbox. However, since Boyd was not carrying on a business, the transaction was not considered to be a business combination. Instead, the transaction was accounted for as a recapitalization of Playbox and the issuance of stock by Playbox (represented by the outstanding shares of Boyd) for the assets and liabilities of Boyd. The value of the net liabilities of Boyd acquired by Playbox is the same as their historical book value, being $28,833. At the date of the acquisition, the balance sheet of Boyd was as follows:

Cash	$130,626
Due from PlayBOX MEDIA LIMITED	32,170
Total Assets	$162,796

Accounts payable	$52,576
Accrued liabilities	8,862
Accrued Interest	191
Promissory notes payable	130,000
Total Liabilities	$191,629

Net Liabilities	$28,833

Playbox was incorporated on August 21, 2003 and is a technology and marketing company, headquartered in London, England.

Prior to the RTO, the major asset of Playbox is the worldwide license (the “License”) to exploit software that provides an integrated music interface and music collection manager running on Windows, Linux and Macintosh operating systems. This software is currently being marketed to both the end-user music listener and to record industry companies to enable such companies to embed this software into their websites in order to provide seamless access to on-line music for sale. The software has also been developed to enable the end-user to control their music collection being managed by the Playbox software wirelessly from commonly used devices such as the listeners’ music system or cell phone and to be able to synchronize their music cross-platform with portable music players (iPod, MP3 player, or PDA).

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

1.	Organization and Going Concern – Continued

Going Concern and Liquidity Considerations

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As at September 30, 2006, the Company has a working capital deficiency of $128,755, an accumulated deficit of $2,977,049 and has incurred an accumulated operating cash flow deficit of $440,913 since incorporation. The Company intends to continue funding operations through sales and equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next fiscal year.

Thereafter, the Company will be required to seek additional funds, either through sales and/or equity financing, to finance its long-term operations. The successful outcome of future activities cannot be determined at this time, and there is no assurance that, if achieved, the Company will have sufficient funds to execute its intended business plan or generate positive operating results. In response to these conditions, management intends to raise additional funds through future private placement offerings.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	Significant Accounting Policies

	a)	Basis of Consolidation

These consolidated financial statements include the accounts of PlayBOX MEDIA LIMITED since its incorporation on August 21, 2003 and Playbox (US) Inc. since the reverse acquisition on March 24, 2006 (Note 1). All intercompany balances and transactions have been eliminated.

	b)	Fiscal Period

The Company’s fiscal year ends on September 30.

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

	c)		Risks and Uncertainties

The Company operates in an emerging industry that is subject to market acceptance and technological change. The Company's operations are subject to significant risks and uncertainties, including financial, operational, technological and other risks associated with operating an emerging business, including the potential risk of business failure.

	d)		Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts and timing of revenues and expenses, the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities. These estimates and assumptions are based on the Company’s historical results as well as management’s future expectations. The Company’s actual results could vary materially from management’s estimates and assumptions.

	e)		Development Stage Company

The Company is a development stage company as defined by SFAS No. 7. The Company is devoting substantially all of its present efforts to establish a new business. All losses accumulated since inception have been considered as part of the Company’s development stage activities.

	f)		Cash and Cash Equivalents

Cash equivalents consist of highly liquid debt instruments purchased with an initial maturity of three months or less.

	g)		Property and Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is computed using the straight-line method to allocate the cost of depreciable assets over the estimated useful lives of the assets as follows:
Estimated useful life (in years)
		Office and computer equipment	3

Maintenance, repairs and minor renewals are charged directly to the statement of operations as incurred. When assets are disposed of, the related cost and accumulated depreciation thereon are removed from the financial statements and any resulting gain or loss is included in the statement of operations.

	h)		Long Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable or at least at the end of each reporting period. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, management measures fair value based on quoted market prices or based on discounted estimates of future cash flows.

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

	i)	Revenue Recognition

Revenues are recognized when all of the following criteria have been met under SAB No. 104, “Revenue Recognition in Financial Statements”: persuasive evidence of an agreement exists; delivery has occurred or services have been rendered; the fee is fixed or determinable; and collectibility is reasonably assured.

Revenue arises from the following sources: creation of web-based music interfaces; provision of hosting and bandwidth services; and revenue share services.

Revenues from the creation of web-based music interfaces come from set-up fees based on the number of tracks to be uploaded and the number of hours of development time to complete the interface and are recognized when all of the following SAB No. 104 criteria are met: a web-based interface development agreement is signed with an estimate of the total cost based on agreed upon specifications. Revenue from the development of web-based interfaces is recognized in accordance with the completed performance method. Under this method, revenue is recognized at the completion of the web-based interface as the service transaction taken as a whole can be deemed to have taken place on completion of the development. Collectibility is reasonably assured as the Company receives the agreed set-up fee prior to allowing access to the web- based interface.

Revenues from the provision of hosting and bandwidth services come from a one time hosting set-up fee and monthly fees based on disk space and bandwidth to be provided and are recognized when all of the following SAB No. 104 criteria are met: a website hosting agreement is signed with an initial term of six months and from month to month thereafter until terminated by either party. Each agreement has a hosting price structure where prices can be determined. Revenue from the one time set-up fee is deferred and recognized over the initial term of six months and revenue received from monthly fees is recognized at the end of the month, when hosting services, server bandwidth and customer support was made available to the client for the month. Collectibility is reasonably assured as the Company receives a one time set-up fee prior to the provision of the services. Monthly fees are received in advance of each month, which is recorded as deferred revenue, and are recognized when the monthly service is rendered.

Revenues from the revenue share services element come from a set revenue share percentage of music download purchases, as set out in each customer’s agreement and are recognized when all of the following SAB No. 104 criteria are met: a distributor agreement is signed with initial and renewal terms determined on a case-by-case basis. Revenue is recognized when the minimum revenue share threshold of GBP 100, every payment period, is achieved. If the revenue share is less than GBP 100, payments shall be carried over to the next due payment date. Collectibility is reasonably assured as the Company collects its revenue share directly from the secure online payment system which it utilizes prior to transferring net revenues to the customer.

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

	j)	Foreign Currency Translations

The Company’s functional currency is pounds sterling (“GBP”). The Company’s reporting currency is the U.S. dollar. All transactions initiated in other currencies are re-measured into the functional currency as follows:

		i)	Monetary assets and liabilities at the rate of exchange in effect at the balance sheet date,
		ii)	Non-monetary assets and liabilities, and equity at historical rates, and
		iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Gains and losses on re-measurement are included in determining net income for the period

Translation of balances from the functional currency into the reporting currency is conducted as follows:

		ii)	Assets and liabilities at the rate of exchange in effect at the balance sheet date,
		ii)	Equity at historical rates, and
		iii)	Revenue and expense items at the average rate of exchange prevailing during the period.

Translation adjustments resulting from translation of balances from functional to reporting currency are accumulated as a separate component of shareholders’ equity as a component of comprehensive income or loss. Upon sale or liquidation of the net investment in the foreign entity the amount deferred will be recognized in income.

	k)	Advertising

The Company expenses the cost of advertising when incurred. Advertising expenses are included in general and administrative expenses in the accompanying statements of operations.

	l)	Shipping and Handling Charges

Shipping and handling costs are included in cost of sales sold in the accompanying statements of operations in accordance with Emerging Issues Task Force ("EITF") No. 00-10, "Accounting for Shipping and Handling Fees and Costs".

	m)	Income Taxes

Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such assets will not be recovered.

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

	n)	Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable and amounts due to related parties. Unless otherwise noted, it is management’s opinion that this Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

	o)	Concentrations and Credit Risk

The Company’s financial instruments that are exposed to concentrations and credit risk primarily consist of amounts due to related parties.

	p)	Derivative Financial Instruments

The Company was not a party to any derivative financial instruments during any of the reported fiscal periods.

	q)	Segment Reporting

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information,” changed the way public companies report information about segments of their business in their quarterly reports issued to stockholders. It also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company currently operates in two segments, Western Europe and United States (Note 10).

	r)	Stock-Based Compensation

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123(R), stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employees’ requisite service period (generally the vesting period of the equity grant). Before January 1, 2006, the Company accounted for stock-based compensation to employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and complied with the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation”. The Company adopted FAS 123(R) using the modified prospective method, which requires the Company to record compensation expense over the vesting period for all awards granted after the date of adoption, and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Accordingly, financial statements for the periods prior to January 1, 2006 have not been restated to reflect the fair value method of expensing share-based compensation. Adoption of SFAS No. 123(R) does not change the way the Company accounts for share-based payments to non-employees, with guidance provided by SFAS 123 (as originally issued) and Emerging Issues Task Force Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

	s)	Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements.

	t)	Loss per Share

The Company computes net loss per common share using SFAS No. 128 "Earnings Per Share." Basic loss per common share is computed based on the weighted average number of shares outstanding for the period. Diluted loss per share is computed by dividing net loss by the weighted average shares outstanding assuming all dilutive potential common shares were issued. There were no dilutive potential common shares at September 30, 2006 and 2005. The Company has incurred net losses and has no potentially dilutive common shares, therefore; basic and diluted loss per share are the same. Additionally, for the purposes of calculating diluted loss per share, there were no adjustments to net loss.

	u)	Treasury Stock

The Company accounts for acquisitions of treasury stock under the cost method. Treasury stock is recorded as a separate component of stockholders' deficiency at cost, and paid-in capital accounts are not adjusted until the time of sale, retirement or other disposition.

	v)	Software Costs

Costs for internal use software, whether developed or obtained, are assessed to determine whether they should be capitalized or expensed in accordance with American Institute of Certified Public Accountants' Statement ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Capitalized software costs, if any, will be reflected as rights and technology on the balance sheet.

	w)	Obligations Under Capital Leases

Leases are classified as either capital or operating. Leases that transfer substantially all of the benefits and risks of ownership of property to the company are accounted for as capital leases. At the time a capital lease is entered into, an asset is recorded with its related long-term financing. As at the current period-end, the Company does not have any capital lease obligations. Payments under operating leases are expensed as incurred.

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies – Continued

	x)	Recently Adopted Accounting Standards

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (SFAS 158”). SFAS 158 requires an employer that sponsors one or more single- employer defined benefit plans to (a) recognize the overfunded or underfunded status of a benefit plan in its statement of financial position, (b) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS 87, “Employers’ Accounting for Pensions”, or SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, (c) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end, and (d) disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. SFAS 158 is effective for the Company’s fiscal year ending September 30, 2007. The adoption of SFAS 158 is not expected to have a material impact on the Company’s financial position, results of operation or cash flows.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurement" ("SFAS 157"). The Statement provides guidance for using fair value to measure assets and liabilities. The Statement also expands disclosures about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurement on earnings. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement does not expand the use of fair value measurements in any new circumstances. Under this Statement, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. SFAS 157 is effective for the Company for fair value measurements and disclosures made by the Company in its fiscal year beginning on October 1, 2008. The adoption of SFAS 157 is not expected to have a material impact on the Company’s financial position, results of operation or cash flows.

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

2.	Significant Accounting Policies - Continued

	x)	Recently Adopted Accounting Standards - Continued

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”), which amends FASB Statement No. 140 (“SFAS No. 140”). SFAS 156 may be adopted as early as January 1, 2006, for calendar year-end entities, provided that no interim financial statements have been issued. Those not choosing to early adopt are required to apply the provisions as of the beginning of the first fiscal year that begins after September 15, 2006 (e.g., January 1, 2007, for calendar year-end entities). The intention of the new statement is to simplify accounting for separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, as well as to simplify efforts to obtain hedge-like accounting. Specifically, the FASB said FAS No. 156 permits a servicer using derivative financial instruments to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute, or fair value. The adoption of SFAS 156 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS No. 155”), which amends Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) and Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments containing embedded derivatives. The adoption of SFAS 155 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20, “Accounting Changes,” and supersedes FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements – an amendment of APB Opinion No. 28.” SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period- specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the provisions of SFAS 154 will have a significant impact on its results of operations.

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

3.	Property and Equipment

Details are as follows:

			Net Book	Net Book
			Value	Value
		Accumulated	September 30,	September 30,
	Cost	Depreciation	2006	2005

Office and computer equipment	$1,967	$1,399	$568	$1,148

4.	Agency Exploitation Agreement

By agency exploitation agreement dated March 30, 2004, between the Company and third party licensors, the Company is allowed to use, deal with and exploit the intellectual property rights to the PlayBOX Technology in the regions of Australia, Asia, Europe, United States and Canada. On March 31, 2006, the intellectual property was purchased by the Company and the agency exploitation agreement was cancelled.

The purchase of the intellectual property was pursuant to an agreement dated March 31, 2006, whereby the Company acquired from its majority stockholder, the PlayBOX Technology by issuing 10,000,000 common shares. The PlayBOX Technology is an integrated music interface and music collection manager running on Windows, Linux and Macintosh operating systems. The acquisition is a related party transaction. The value assigned was $2,500,000, being equal to the most recent share transaction of the Company of $0.25 per share. This amount was written-off as the Company determined the PlayBOX Technology was impaired in accordance with paragraph 34 of SOP 98-1 and FASB 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

5.	Promissory Notes Payable

During the current year, the Company received $130,000 in cash by issuing promissory notes. These notes bore interest at the US bank prime rate and were payable on demand. By agreement dated March 24, 2006 and effective March 31, 2006, the Company entered into a debt conversion agreement whereby the Company agreed to issue 520,000 common shares valued at $0.25 per share in full settlement of the $130,000 loan advanced to the Company plus related interest of $191.

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

6.	Loan Payable to Related Party

By agreement dated October 4, 2004, the Company entered into a loan agreement with the majority shareholder whereby the shareholder would make available up to $249,465 (GBP150,000). The facility was to be available in tranches of $49,893 (GBP30,000) every three months. The facility was to be paid, including all accrued interest, by April 1, 2007 and bore interest at 6% per annum above the Svenska Handelsbanken Plc base rate or 10% per annum whichever is greater. During the first eighteen months from the date of the agreement, the loan was interest free. As security, the shareholder had a first charge debenture agreement on all Company assets. By agreement dated April 28, 2005, the Company issued 6,187,050 common shares in full settlement of the $159,064 (GBP83,450) balance owing. The loan facility was cancelled at that time. No interest was paid, as the loan was settled within eighteen months.

7.	Due to Boyd Holdings Inc.

The amount due to Boyd Holdings Inc. (“Boyd”) of $Nil (2005 - $9,170) is non-interest bearing, unsecured and due on demand. Effective March 24, 2006, Boyd acquired Playbox (Note 1).

8.	Capital Stock

a)

The number of shares outstanding presented in these financial statements relating to share transactions taking place prior to March 24, 2006 has been restated to reflect the approximate 5.755:1 ratio based upon the 12,000,000 Boyd shares issued on March 24, 2006 to acquire the 2,085,000 shares of PlayBOX MEDIA LIMITED.

	b)	During the year ended September 30, 2004, the Company split its stock on a 100 new for 1 old basis.

	c)	During the year ended September 30, 2004, the Company issued 4,344,749 common shares for a cash consideration of $13,391.

d)

During the year ended September 30, 2004, the Company issued 235,010 of common stock to the Managing Director for consulting and employment services (Note 9b). The shares were recorded at $733 being the fair value at the time of issuance.

e)

During the prior year, the Company issued 1,175,062 of common stock to the Managing Director for consulting and employment services (Note 9b). The shares were recorded at $3,916 being the fair value at the time of issuance.

f)

By agreement dated April 21, 2005, the Company issued to an unrelated party, 57,553 common shares for consulting services. The shares were recorded at $1,436 per share being the fair value at time of issuance.

	g)	By agreement dated April 28, 2005, the Company issued 6,187,050 common shares in full settlement of $159,064 of debt owed to the majority shareholder (Note 6).

	h)	On March 31, 2006, the Company issued 520,000 common shares at $0.25 per share in full settlement of the $130,000 promissory notes payable and related interest of $191 (Note 5).

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

8.	Capital Stock - Continued

i)

On March 31, 2006, the Company issued 10,000,000 common shares at $0.25 per share being the consideration paid by the Company’s majority stockholder when it acquired the PlayBOX Technology from a third party (Note 4).

	j)	During the year, the Company issued 300,000 common shares at $0.25 per share for total cash consideration of $75,000.

There were no warrants or stock options granted during the current year and none were outstanding as at September 30, 2006 and 2005.

9.	Related Party Balances and Transactions

a)

The amounts due to related parties of $65,018 (2005 - $33,000) are non-interest bearing and due on demand. Included in due to related parties are $24,998 (2005 - $23,532) owing to a corporate shareholder of the Company, $7,249 (2005 - $6,824) and $14,045 (2005 - $2,644) owing to two separate companies with directors in common with a corporate shareholder of the Company, and $18,726 (2005 - $Nil) owing to a company with an officer in common with a corporate shareholder of the Company.

b)

By employment agreement dated April 13, 2004 and amended July 20, 2004, the Company agreed to pay the Managing Director $54,999 (GBP30,000) per annum plus 235,010 common shares every three months to a maximum of 1,410,072 shares. As at September 30, 2005, the maximum common shares have been issued. During the current year, $45,314 (2005 - $63,801) was paid or accrued to the Managing Director, of which $Nil (2005 - $3,916) was paid by issuing Nil (2005 – 1,175,062) common shares.

	c)	During the current year, the Company paid or accrued the following fees:

i)

$Nil (2005 - $6,661) for accounting and auditing fees, $Nil (2005 - $1,665) for legal fees, $Nil (2005 - $16,652) for marketing and public relations, $Nil (2005 - $8,326) for rent and $Nil (2005 - $5,828) for consulting and technical support to a company that is a corporate shareholder of the Company;

		ii)	$10,806 (2005 - $2,775) for rent to a company that had a director in common with a corporate shareholder of the Company; and

		iii)	$18,726 (2005 - $Nil) for consulting fees to a company with a director in common with a company that had a director in common with a corporate shareholder of the Company.

The above transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

10.	Segmented Information

Details on a geographic basis as at September 30, 2006 are as follows:

	Western
	Europe	U.S.A.	Total
Assets	$28,218	$56	$28,274
Revenue	$540	$-	$540
Loss for the period	$(106,027)	$(2,620,150)	$(2,726,177)

Details on a geographic basis as at September 30, 2005 are as follows:

	Western
	Europe	U.S.A.	Total
Assets	$4,443	$-	$4,443
Loss for the period	$(176,296)	$-	$(176,296)

11.	Income Taxes

The Company has incurred net operating losses for UK tax purposes of approximately $357,000, which may be carried forward indefinitely and used to reduce taxable income of future years. The Company also has accumulated net operating losses for U.S. federal income tax purposes of approximately $313,000, which may be carried forward until 2026 and used to reduce taxable income of future years. In addition, the Company has $2,417,000 of intellectual property costs deductible for tax purposes at $167,000 per year.

Details of future income tax assets:
	September 30,	September 30,
Future income tax assets:	2006	2005
Net operating losses	$670,000	$250,800
Intellectual property costs deductible for tax	2,417,000	-
purposes
	3,087,000	250,800
Effective US and UK corporate tax rates	32%	30%
Future income tax asset	988,000	75,240
Valuation allowance	(988,000)	(75,240)
	$-	$-

The potential future tax benefits of these losses have not been recognized in these financial statements due to uncertainty of their realization. When the future utilization of some portion of the carryforwards is determined not to be “more likely than not,” a valuation allowance is provided to reduce the recorded tax benefits from such assets.

Playbox (US) Inc.
(Formerly Boyd Holdings Inc.)
(A Development Stage Company)
Notes to Consolidated Financial Statements
September 30, 2006 and 2005
US Funds

12.	Non-Cash Transactions

The following is a schedule of non-cash investing and financing transactions:

			Cumulative
			From
			Incorporation
	For the	For the	August 21,
	Year Ended	Year Ended	2003 to
	September 30,	September 30,	September 30,
	2006	2005	2006
Shares issued for acquisition of
PlayBOX MEDIA LIMITED	$(28,833)	$-	$(28,833)
Shares issued for consulting services	$-	$5,352	$6,085
Shares issued to related party for
debt (Note 6)	$-	$159,064	$159,064
Shares issued for intellectual
property(Note 4)	$2,500,000	$-	$2,500,000
Shares issued for debt (Note 5)	$130,191	$-	$130,191
Acquisition of Assets and Liabilities of
Boyd Holdings Inc.:
Due from PlayBOX MEDIA
LIMITED	$32,170	$-	$32,170
Accounts Payable	$52,576	$-	$52,576
Accrued liabilities	$8,862	$-	$8,862
Accrued interest	$191	$-	$191
Promissory notes payable	$130,000	$-	$130,000

13.	Commitment

By agreement dated August 1, 2006, the Company entered into a one-year Consulting Agreement with a related company that has a director in common with a company that had a director in common with a corporate shareholder of the Company. The monthly payments for general consulting services is $9,362 (GBP5,000) for a minimum of one year beginning on the agreement date above. At September 30, 2006, $18,726 (GBP10,000) was accrued (Note 9c(iii)). This agreement will automatically renew on a month-to-month basis with the same terms and conditions. At any time after August 1, 2007, either party may terminate this agreement with one month’s advance written notice.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

The Company received notice, effective January 16, 2007, of the resignation of Staley, Okada & Partners, Chartered Accountants (“Staley, Okada”) as principal independent accountant of the Company. The resignation follows a transaction whereby certain assets of Staley, Okada were sold to PricewaterhouseCoopers and a number of the professional staff and partners of Staley, Okada joined PricewaterhouseCoopers. The board of directors of the Company has accepted the resignation of Staley, Okada as principal independent accountant.

The report of Staley, Okada dated November 2, 2006 on the consolidated balance sheets of the Company as at September 30, 2006 and 2005 and the related consolidated statements of changes in stockholders’ deficiency, operations, and cash flows for each of the years ended September 30, 2006 and 2005 and the period from incorporation (August 21, 2003) to September 30, 2006 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles, other than to state that there is substantial doubt as to the ability of the Company to continue as a going concern.

In connection with the audit of the period from incorporation (August 21, 2003) to September 30, 2006 and during the subsequent interim period through to the date of their resignation, there were no disagreements between the Company and Staley, Okada on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Staley, Okada, would have caused them to make reference thereto in its report on the Company’s audited consolidated financial statements.

Effective January 29, 2007, the Company engaged Dale Matheson Carr-Hilton LaBonte LLP, Chartered Accountants, as its principal independent accountant.

The Company has provided Staley, Okada with a copy of the foregoing disclosures and has requested in writing that Staley, Okada furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not they agree with such disclosures. The Company has received the requested letter from Staley, Okada wherein they have confirmed their agreement to the Company’s disclosures. A copy of Staley, Okada’s letter has been filed as an exhibit to this report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. You may inspect the Registration Statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our Registration Statement and the referenced exhibits can also be found on this site.

We are not currently subject to the Securities Exchange Act of 1934 and currently are not required to, and do not, deliver annual, quarterly or special reports to stockholders. We will not deliver such reports to our stockholders until after, and if, this offering is declared effective by the SEC. Once such effectiveness is granted, if ever, we plan to file a registration statement pursuant to the Exchange Act in order to register our common stock under Section 12(g) of the Exchange Act. Upon our common stock becoming registered under the Exchange Act, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings will be available to the public over the Internet at the SEC's website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until 180 days from the effective date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.